UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.  )

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Actua Corporation
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Actua Corporation ● 555 East Lancaster Avenue, Suite 640

Radnor, Pennsylvania 19087 ● www.actua.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Dear Actua Corporation Stockholder:

You are invited to attend the Actua Corporation 2017 Annual Meeting of Stockholders.

Date:	June 16, 2017
Time:	10:00 a.m., Eastern Time
Place:	The Radnor Hotel
591 East Lancaster Avenue
St. Davids, Pennsylvania 19087

Only Actua stockholders who owned stock at the close of business on April 21, 2017 can vote at the Annual Meeting or any adjournments that may take place.

The purposes of the Annual Meeting are:

(1)	to elect three Class III directors, each for a term of three years or until the relevant director’s successor has been elected and qualified;

(2)	to ratify the appointment of KPMG LLP as Actua’s independent registered public accountant for the year ending December 31, 2017;

(3)	to conduct an advisory vote regarding the compensation of Actua’s named executive officers; and

(4)	to conduct an advisory vote with respect to the frequency of the advisory vote regarding the compensation of Actua’s named executive officers;

and to transact any other business that may properly come before the Annual Meeting.

For those of you who are unable to attend the Annual Meeting in person, we invite you to listen through Actua’s website at www.actua.com/investors/events-presentations/.

We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

April 28, 2017
Suzanne L. Niemeyer

Secretary

Actua Corporation ● 555 East Lancaster Avenue, Suite 640 ● Radnor, Pennsylvania 19087

Telephone: 610.727.6900 ● Facsimile: 610.727.6901 ● www.actua.com

PROXY STATEMENT FOR

2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 16, 2017

This proxy statement and related proxy solicitation materials are being first directly made available to the stockholders of Actua Corporation (“Actua”) on or around May 2, 2017 in connection with the solicitation of proxies by Actua’s Board of Directors (the “Board”) for Actua’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy procedure is necessary to permit all holders of Actua Common Stock (“Common Stock”), many of whom are unable to attend the Annual Meeting, to vote. The Board encourages you to read this document thoroughly and to take the opportunity to vote on the matters to be decided at the Annual Meeting.

In accordance with the rules of the U.S. Securities and Exchange Commission (the “SEC”), on or around May 2, 2017:

•	this proxy statement and related proxy materials are being made available on the Internet at www.proxyvote.com; and

•	you and other Actua stockholders are being mailed a Notice Regarding the Availability of Proxy Materials (the “Materials Notice”) instructing you how to access and review those materials on the Internet and how to request a paper copy of the materials.

If you would like to receive a paper copy of the proxy materials, you should follow the instructions in the Materials Notice for requesting those materials.

VOTING PROCEDURES

Why did I receive a Notice Regarding the Availability of Proxy Materials (the Materials Notice) in the mail?

In accordance with SEC rules, Actua is providing its stockholders with access to the proxy materials for its Annual Meeting over the Internet. To that end, on or around May 2, 2017, Actua will mail you the Materials Notice, which contains instructions on how to access Actua’s proxy materials over the Internet and vote online or by telephone. As described in the Materials Notice, you will not receive a printed copy of the Annual Meeting proxy materials by mail unless you request one. You may request printed copies of the proxy materials free of charge by following the instructions contained in the Materials Notice.

Who can vote?

Stockholders as of the close of business on April 21, 2017 are entitled to vote. At that time, 33,171,703 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104 beginning June 6, 2017. Stockholders may examine the list during normal business hours for any purpose relating to the Annual Meeting.

How can I vote?

Your shares may be voted at the Annual Meeting only if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. If you hold shares in your own name as of the close of business on April 21, 2017, you have three ways to vote and submit your proxy prior to the Annual Meeting:

•	Via Internet – Actua encourages you to vote and submit your proxy over the Internet at www.proxyvote.com;

•	Via telephone – You may vote and submit your proxy by calling 1-800-690-6903; or

•	Via mail – If you elected to receive your proxy materials by mail, you may vote by completing, signing and returning the proxy card that was sent to you.

If you are voting over the Internet or by telephone, you will need to use the control number provided with your Materials Notice. Proxies submitted over the Internet or by telephone must be received by 11:59 p.m., ET, on June 15, 2017. If you hold your shares through an account with a bank or a broker, please follow the directions provided to you by your bank or broker; your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker.

If you want to vote in person at the Annual Meeting, you must bring a government-issued picture identification with you. If you hold your shares through an account with a bank or a broker, you must obtain a proxy card from your bank or broker and bring that proxy card to the Annual Meeting, together with a government-issued picture identification and a copy of a bank or brokerage statement reflecting your Common Stock ownership as of April 21, 2017.

You may revoke a proxy at any time before it is voted by providing written notice to Actua’s corporate Secretary, by submitting a proxy bearing a later date (subject to the deadline for Internet and telephone proxy submissions) or by casting a ballot at the Annual Meeting. Your shares will be voted in accordance with directions contained in properly executed and delivered proxies that are received before the Annual Meeting’s adjournment, or, if no directions are provided, your shares will be voted in accordance with the Board’s recommendations.

What shares are subject to my proxy vote?

Each proxy you vote represents all the shares of Common Stock registered to you in a particular account. You may be entitled to more than one proxy vote if you hold shares that are either registered differently or in more than one account. Each share of Common Stock that you own entitles you to one vote.

What is the quorum requirement?

The Annual Meeting will be held only if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes (as described in the following paragraph) and abstentions will be counted for purposes of determining whether a quorum has been reached. At the close of business on April 21, 2017, 33,171,703 shares of Common Stock were outstanding and eligible to vote at the Annual Meeting, meaning that 16,585,852 shares of Common Stock must be represented at the Annual Meeting in person or by proxy in order to have a quorum.

What is the effect of broker non-votes and abstentions?

Under applicable stock exchange rules, banks, brokers and other nominees who hold shares of Common Stock for beneficial owners have the discretion to vote on routine matters when they have not received voting instructions from those beneficial owners at least ten days prior to the Annual Meeting. Items 1, 3 and 4 in this proxy statement are deemed non-routine matters, while Item 2 is deemed a routine matter. On a non-routine matter, banks, brokers and other nominees do not have the discretion to direct the voting of the beneficial owners’ shares (as they do on a routine matter), and, if the beneficial owner has not provided voting instructions with respect to that matter, there will be a so-called “broker non-vote” on the matter. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Accordingly, a broker non-vote will not negatively impact Actua’s ability to obtain a quorum and will not otherwise directly affect the outcome of the vote on Item 1 (a non-routine matter that requires a majority of votes cast), Item 3 (a non-routine matter that requires the approval of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting) or Item 4 (a non-routine matter that requires a plurality of votes cast).

Because Item 1 is decided by a majority of the votes cast and Item 4 is decided by a plurality of the votes cast, abstentions will have no direct effect on the outcome of Item 1 or Item 4. Because Items 2 and 3 require for their approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting, any abstentions will have the effect of votes against Item 2 or Item 3, as applicable.

Who will count the vote?

Broadridge Financial Solutions, Inc. will count the vote. Its representative will serve as the inspector of election.

Who is soliciting this proxy?

Solicitation of proxies is made on behalf of the Board. Actua will pay the cost of preparing, assembling, mailing and otherwise making available to stockholders Materials Notices, notices of the Annual Meeting, proxy statements and proxy cards. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of Actua, without additional compensation. Proxies may be solicited by mail, in person, by telephone, over the Internet or by other electronic means. Actua will reimburse brokerage houses and other nominees for their expenses in forwarding proxy materials to beneficial owners of Common Stock.

What if I can’t attend the meeting?

If you are unable to attend the meeting in person, Actua invites you to listen to the meeting through Actua’s website at www.actua.com/investors/events-presentations/. Please go to Actua’s website at least 15 minutes prior to the Annual Meeting to register and download any necessary audio software. If you do not attend the Annual Meeting in person and you intend to vote, you must vote your shares over the Internet, by telephone or by requesting and returning a proxy card by the applicable deadline.

How does the Board recommend I vote?

The Board recommends you to vote:

•	FOR the election of each Board nominee;

•	FOR the ratification of the appointment of KPMG LLP (“KPMG”) as Actua’s independent registered public accountant;

•	FOR the approval of the compensation of Actua’s named executive officers (the “executive officers”), as such is described in “Compensation Discussion and Analysis” and “Executive Compensation” below; and

•	FOR future advisory votes regarding the compensation of Actua’s executive officers to be held every year.

CORPORATE GOVERNANCE

General

In accordance with the Delaware General Corporation Law and Actua’s Restated Certificate of Incorporation, as amended (the “Charter”), and Third Amended and Restated By-Laws (the “By-Laws”), Actua’s business, property and affairs are managed under the direction of the Board. Although Actua’s non-management directors are not involved in the company’s day-to-day operations, they are kept informed of Actua’s business through written reports and documents provided to them regularly, as well as through operating, financial and other reports presented by officers of Actua at meetings of the Board and committees of the Board.

Board Leadership Structure; Lead Independent Director

Actua’s By-Laws provide for the combination of Actua’s Chairman of the Board (“Chairman”) and Chief Executive Officer (CEO) roles. Since December 2001, Mr. Walter W. Buckley, III has served both as Actua’s Chairman and as its CEO. In order to ensure the Board’s ability to oversee management in an appropriate and effective manner in light of the combined Chairman/CEO role, Actua’s Corporate Governance Guidelines provide for the Board to designate a lead independent director.

The Board believes that Mr. Buckley’s present service as both Chairman and CEO of Actua is in the best interests of Actua and its stockholders. As a co-founder and the CEO of Actua since its inception in 1996, Mr. Buckley has a deep understanding of the issues, challenges and opportunities facing Actua and its fairly unique business model and is in an optimal position to develop an overall agenda to ensure that the Board’s time and attention are appropriately focused in addressing those issues, challenges and opportunities. Mr. Buckley’s combined role is also designed to foster clear leadership and accountability, as well as consistency of message to Actua’s stockholders, employees, companies and other business partners.

Each of Actua’s directors (including each of the current nominees for director) other than Mr. Buckley is “independent” under applicable NASDAQ Stock Market LLC (“NASDAQ”) and SEC rules (see “Corporate Governance–Director Independence” below). The Board believes that the independence of its directors as a group, combined with the leadership of Actua’s lead independent director, enables the Board to oversee management in an appropriate and effective manner.

Under Actua’s Corporate Governance Guidelines, the Chairman of the company’s Nominating and Governance Committee serves as the lead independent director. Mr. David J. Adelman, the Chairman of the Nominating and Governance Committee, is currently serving as the lead independent director and will continue to serve as the lead independent director following the Annual Meeting. The lead independent director, among other things:

•	ensures that Actua’s independent directors hold an executive session of independent directors at each regularly scheduled Board meeting, as is required under Actua’s Corporate Governance Guidelines;

•	acts as a liaison between the Chairman and the independent directors;

•	consults with management regarding the scheduling of Board meetings, and reviews and provides feedback on Board agendas;

•	presides at Board meetings when the Chairman is not present (including in the executive sessions of the independent directors); and

•	takes steps to safeguard the independent operation of the Board in environments where actual or perceived conflicts of interest relative to Actua management and/or individual director(s) may exist.

The lead independent director also has the authority to call meetings of the independent directors and, if requested by any major Actua stockholder or group of stockholders, will communicate directly with that stockholder or stockholder group. In light of the importance of the lead independent director to the overall effective functioning of the Board, Actua pays retainer fees to the Board member who is serving as the lead independent director in a given year (see “Director Compensation–Summary of Director Compensation” below). The Board believes that the lead independent director functions as an effective complement to Actua’s combined Chairman/CEO role.

Board Role in Risk Oversight

Actua management is responsible for the day-to-day identification, assessment and management of Actua’s business risks. Those risks include the respective strategic, operational, financial, legal, transactional, cybersecurity and regulatory/compliance (including financial reporting) risks faced by Actua and its businesses, as well as the risks attendant to Actua’s acquisition, disposition, financing and similar transactions involving those businesses.

The Board is responsible for overseeing the management of Actua’s business risks and for ensuring the overall adequacy and effectiveness of Actua’s risk management processes. In order to facilitate the risk oversight process, Actua management identifies Actua’s principal risks for the Board and provides the Board and its committees with visibility into those risks through presentations and other formal and informal communications. In carrying out its risk oversight function, the Board, among other things:

•	periodically assesses the adequacy of Actua’s enterprise risk management, internal control and financial reporting and compliance systems;

•	sets Actua’s core business strategy and approves any changes to that strategy;

•	receives updates and presentations from management regarding Actua’s strategic, financial and compliance risks and discusses those risks regularly at meetings and strategy sessions;

•	reviews the results of Actua’s businesses regularly at meetings and strategy sessions and periodically meets with executives of Actua’s businesses;

•	reviews and approves acquisitions, dispositions and financings in excess of $3 million, as well as any other significant or unusual business transactions involving Actua;

•	reviews and approves, along with the Compensation Committee, all of Actua’s significant executive compensation decisions;

•	adopts and periodically reviews (and, in certain cases, periodically approves) Actua’s policies, such as its Investment Policy, Code of Corporate Conduct, Financial Information Integrity Policy, Company Information Disclosure Policy, Insider Trading and Disclosure Policy and Related Party Transaction Policy, as well as any amendments to those policies;

•	reviews Actua’s Forms 10-K, Forms 10-Q, proxy statements, registration statements and other SEC filings; and

•	oversees the activities of Actua’s management cybersecurity committee.

The Board’s Audit Committee and Compensation Committee are instrumental in performing several aspects of Actua’s risk oversight function. The Audit Committee, through its direct oversight of Actua’s internal control processes, plays a primary role in the oversight of Actua’s financial-related risks. The Audit Committee also oversees the administration of Actua’s compliance program under the Sarbanes-Oxley Act of 2002, as amended (“SOX”), interfaces with Actua’s independent registered public accountant regarding Actua’s consolidated financial statements and reviews Actua’s consolidated financial statements prior to their filing with the SEC. The Compensation Committee considers risks relating to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements applicable to Actua’s executive officers and its other employees. The Compensation Committee makes an annual determination, based on its evaluation of those risks, as to whether Actua’s then-current compensation policies are reasonably likely to have a material adverse effect on Actua. Under its charter, the Compensation Committee is also responsible for the establishment and monitoring of succession plans for Actua’s executive management. Given Actua’s size and the nature of its operations, the Board believes that it is unnecessary to establish a separate risk committee to oversee Actua’s risk management process.

Director Independence

The Board has determined that, under applicable NASDAQ rules and applicable rules adopted by the SEC under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”):

•	eight of the nine directors who served on the Board in 2016 and who currently serve on the Board, namely, Mr. Adelman, Mr. David J. Berkman, Mr. Thomas A. Decker, Mr. David K. Downes, Mr. Michael J. Hagan, Mr. H. Richard Haverstick, Jr., Mr. Peter K. Miller and Mr. Philip J. Ringo, are “independent;” and

•	Mr. Buckley is not independent because he is the CEO of Actua.

In making the determinations regarding the independence of its directors, the Board considered, among other things:

•	the direct and indirect interests of each director in Actua’s businesses;

•	the relationships and/or any transactions between Actua and its businesses, on the one hand, and each director and his affiliates, on the other hand; and

•	the relationships among the directors with respect to common involvement with other for-profit and non-profit organizations.

Meeting Attendance by Directors

The Board held 12 meetings in 2016. Under Actua’s policy on executive Board sessions, the independent members of the Board met in executive session without members of management present at each regularly scheduled Board meeting. Each of Actua’s directors attended at least 75% of the total meetings of the Board and Board committees on which he served in 2016. Each of Actua’s directors, who are expected to attend the company’s annual stockholder meeting each year, attended the 2016 Annual Meeting of Stockholders.

Change in Director Occupation or Retirement

Each director must volunteer to resign from the Board at the time when he or she either retires or changes his or her principal position of employment. In addition, each director must volunteer to resign on an annual basis once he or she reaches the age of 75. The Board will evaluate each resignation offer and determine whether it will require the applicable director to resign.

Director Service on Other Boards

Directors are encouraged to limit the number of boards on which they serve. Under Actua’s policy on board service, no director may serve on more than five boards of publicly traded, for-profit companies without the prior approval of the Board, and no director may join the board of any publicly traded, for-profit company without first notifying the Board.

Code of Conduct

The Board is committed to ethical business practices. Actua has in place a Corporate Code of Conduct, which applies to all of Actua’s employees and directors and includes a code of ethics for Actua’s “principal executive officer, principal financial officer, principal accounting officer or controller” under SEC regulations adopted under SOX. Actua’s Corporate Code of Conduct is posted on Actua’s website at www.actua.com/investors/corporate-governance/. Please note that none of the information on Actua’s website is incorporated by reference into this proxy statement.

Committees of the Board of Directors

The Board currently has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee

The Audit Committee, among other things:

•	monitors Actua’s compliance with appropriate legal and regulatory standards and requirements;

•	annually selects Actua’s independent registered public accountant, reviews the performance and the terms of engagement of the independent registered public accountant and exercises oversight of the activities of the independent registered public accountant;

•	serves as an independent and objective party to monitor Actua’s financial reporting process and internal control systems (including in connection with the requirements of SOX) and to review and appraise the audit efforts of Actua’s independent registered public accountant; and

•	provides an open avenue of communication among Actua’s independent registered public accountant, Actua’s financial and senior management and the Board.

Since 2015, the Audit Committee, along with Actua management, has dedicated a considerable amount of time and resources to address the effectiveness of Actua’s internal control over financial reporting and disclosure controls and procedures under SOX.

Between 2015 and early 2017, four of Actua’s periodic reports under the Exchange Act were not filed by the prescribed due dates, in large part because of the greater-than-anticipated time, resources and effort required to complete work related to the assessment of the company’s SOX controls and procedures; in each case, Actua made an appropriate late notification filing (on Form 12b-25 under the Exchange Act) and filed the requisite periodic report within the applicable statutory grace period.

In March 2016, in connection with Actua’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”), Actua management determined that five material weaknesses in the company’s internal control over financial reporting existed; the material weaknesses related to the control environment, monitoring activities, process level controls, risk assessment processes and information technology (IT) controls at one or more of Actua’s subsidiaries. Following this determination, the Audit Committee and Actua management:

•	engaged significant internal and external resources to perform supplemental procedures to allow Actua to conclude that, notwithstanding the identified material weaknesses, the consolidated financial statements contained in the 2015 Form 10-K fairly present Actua’s financial position, results of operations and cash flows; and

•	developed and implemented a comprehensive plan to remediate the identified material weaknesses in a timely fashion.

In March 2017, in connection with Actua’s Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Form 10-K”), Actua management determined that its efforts under the remediation plan were successful in correcting four of the five identified material weaknesses but that one material weakness relating to the IT controls at its subsidiaries remained. Actua concluded that despite the remaining material weakness, the consolidated financial statements contained in the 2016 Form 10-K fairly present Actua’s financial position, results of operations and cash flows. Under the direction of the Audit Committee, Actua management continues to implement measures under a modified remediation plan to address the remaining identified material weakness. Both the Board and the Audit Committee have declared the resolution of the remaining material weakness and the prevention of future material weaknesses to be top priorities under their respective agendas.

A detailed list of the Audit Committee’s functions is included in its charter, which is posted on Actua’s website at www.actua.com/investors/corporate-governance/.

The current members of the Audit Committee are Messrs. Downes, Hagan, Haverstick and Ringo. The Audit Committee consists entirely of directors who the Board has determined are “independent” under applicable NASDAQ and SEC rules. In addition, the Board has determined that each of Mr. Downes and Mr. Haverstick is an “audit committee financial expert” under the rules of the Exchange Act. The Audit Committee held six meetings in 2016.

Compensation Committee

The Compensation Committee, among other things:

•	develops Actua’s compensation philosophy and oversees the compensation and benefit programs that cover Actua’s employees;

•	annually reviews and approves, or recommends that the Board approve, the total compensation package for each of Actua’s executive officers; and

•	evaluates the performance of Actua’s CEO against pre-established criteria and reviews with the CEO the performance of each executive officer that reports to the CEO.

The Compensation Committee operates under a charter that is available on Actua’s website at www.actua.com/investors/corporate-governance/. The Compensation Committee delegates certain administrative functions relating to Actua’s equity compensation plans to Actua’s finance, human resources and legal departments; it does not generally delegate its authority to anyone else. A discussion regarding the role of Actua’s management and independent compensation consultant in connection with the compensation of Actua’s executive officers appears in “Compensation Discussion and Analysis” below.

The current members of the Compensation Committee are Messrs. Berkman, Decker and Downes. The Compensation Committee consists entirely of directors who the Board has determined are “independent” under applicable NASDAQ and SEC rules. The Compensation Committee held six meetings in 2016.

Nominating and Governance Committee

The Nominating and Governance Committee, among other things:

•	addresses issues surrounding the composition, operation and compensation of the Board;

•	oversees an annual evaluation of the composition and performance of the Board and each of its committees;

•	identifies and recommends candidates to serve on the Board and takes steps to ensure that the structure and practices of the Board provide for sound corporate governance; and

•	reviews and recommends to the full Board for approval any changes in the compensation of Actua’s non-management directors.

The Nominating and Governance Committee operates under a charter that is posted on Actua’s website at www.actua.com/investors/corporate-governance/. The Nominating and Governance Committee identifies individuals, including those recommended by stockholders, believed to be qualified as candidates for Board membership.

In identifying Board candidates, the Nominating and Governance Committee takes into account all factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of NASDAQ, the SEC or any other relevant governing body. Although Actua does not have a formal policy regarding the consideration of diversity in identifying director nominees, the Nominating and Governance Committee identifies director nominees with a goal of having a group of directors who represent a diverse set of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee has identified, and the Board has approved, the following skills, experiences and other attributes that they believe would be desirable for new and existing Board members to possess:

•	substantial experience in leading a successful business or large division of a business;

•	substantial experience as a senior executive (particularly a chief executive officer) at one or more large, complex organizations and/or growing organizations;

•	substantial experience as a member of a board of directors (particularly the board of directors of a public company);

•	substantial experience and an awareness of current trends and developments in one or more areas of specialization that are relevant to Actua’s core strategy and operations, such as cloud-based companies, markets and/or technology (or information technology generally), corporate strategy development and implementation, organizational development, mergers and acquisitions, private equity and venture capital markets, corporate finance, financial reporting and accounting and controls;

•	leadership skills;

•	business acumen;

•	integrity and strength of character;

•	an entrepreneurial nature;

•	candor; and

•	the time and energy to commit to being an active Board member.

The Nominating and Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors. It considers director nominees recommended by stockholders and evaluates them in the same manner as director nominees from other sources. A stockholder wishing to make a nomination for election to the Board or to have a proposal presented at an annual meeting should submit written notice of that nomination or proposal to Actua’s corporate Secretary within the applicable prescribed timeframe. The Secretary’s contact information can be found in “Other Matters–Communicating with Actua” below.

The current members of the Nominating and Governance Committee are Messrs. Adelman, Berkman, Miller and Ringo. The Nominating and Governance Committee consists entirely of directors whom the Board has determined are “independent” under applicable NASDAQ and SEC rules. The Nominating and Governance Committee held three meetings in 2016.

Compensation Committee Interlocks and Insider Participation

Messrs. Berkman, Decker and Downes currently serve, and during 2016 served, on the Compensation Committee. No member of the Compensation Committee is a former or current executive officer or employee of Actua or any of its subsidiaries. No executive officer of Actua or any of its subsidiaries serves, or during 2016 served, as a member of the compensation committee or board of directors of any other company that has, or had during 2016, an executive officer serving as a member of Actua’s Board or Compensation Committee.

Communications with the Board of Directors

If you would like to communicate with the Board or any of Actua’s individual directors, please send a letter or other written communication to the Board’s or that director’s attention, care of Actua’s corporate Secretary. The Secretary’s contact information can be found in “Other Matters–Communicating with Actua” below. The Secretary will review each such communication and forward a copy to each member of the Board or the individual director, as applicable.

DIRECTOR COMPENSATION

Summary of Director Compensation

Any Actua director who is an Actua executive (Mr. Buckley) does not receive compensation for his or her service on the Board. Actua’s non-management directors receive compensation through Actua’s Non-Management Director Compensation Plan (the “Director Compensation Plan”), which is administered by the Compensation Committee.

The Nominating and Governance Committee is responsible for assessing Actua’s Board compensation program under the Director Compensation Plan relative to current market practices and, if appropriate, proposing changes to the program (this typically occurs approximately once every four years). The committee most recently engaged Radford, an Aon Hewitt Consulting Company (a subsidiary of Aon Corporation) (“Radford”), to aid in such an assessment in late 2013 and early 2014.

In light of Radford’s analysis and recommendations, as well as the Compensation Committee’s philosophy of fostering stockholder alignment by delivering an increasing amount of executive and director compensation through equity awards, non-management director compensation at Actua under the Director Compensation Plan consists entirely of equity grants, specifically:

•	one-time stock appreciation rights (SAR) grants;

•	annual retainer restricted stock grants; and

•	triennial service restricted stock/deferred stock unit (DSU) grants.

SAR Grants

At the commencement of his or her service on the Board, each non-management director is entitled to receive an initial grant of 25,000 SARs. Each SAR represents the director’s right to receive, upon exercise, shares of Common Stock with a fair market value equal to the dollar increase, if any, of the fair market value of the Common Stock from the grant date to the exercise date, with the fair market values determined by reference to the closing Common Stock prices reported by NASDAQ on those dates. The SARs vest in equal annual installments over four years.

Retainer Restricted Stock Grants

On the date of Actua’s Annual Meeting of Stockholders each year, each non-management director is entitled to receive a grant of restricted stock as a retainer for his or her upcoming service on the Board and its committees (such stock, the “Retainer Restricted Stock”). The Retainer Restricted Stock vests on the one-year anniversary of the grant date and consists of a number of shares equal to (1) the total amount of annual retainer fees payable to the director for his or her Board and committee service in the upcoming year (as determined by reference to the following schedule), divided by (2) the NASDAQ closing price of Actua’s Common Stock on the grant date:

Annual Fees Payable	Payable For Service As
$60,000	Director
$25,000	Lead Independent Director
$25,000	Audit Committee Chair
$20,000	Compensation Committee Chair
$15,000	Nominating and Governance Committee Chair
$13,500	Audit Committee (Non-Chair)
$11,000	Compensation Committee (Non-Chair)
$8,500	Nominating and Governance Committee (Non-Chair)

Service Restricted Stock Grants

On the date of every third Annual Meeting of Stockholders beginning in 2015, each non-management director is entitled to receive a grant, at his or her election, of either 22,500 DSUs (“Service DSUs”) or 22,500 shares of restricted stock (“Service Restricted Stock”) for his or her annual service on the Board. The Service DSUs and Service Restricted Stock are granted on a triennial, rather than an annual, basis solely for the purpose of Actua complying with its Seventh Amended and Restated 2005 Omnibus Equity Compensation Plan (the “Omnibus Equity Plan”), which, prior to its amendment in April 2017, limited the amount of equity awards that Actua may grant subject to a time-based vesting period of less than three years (the April 2017 amendment removed the limitation relative to Actua directors). Any new non-management director is entitled to receive a prorated grant of Service DSUs or Service Restricted Stock on the date of the first Annual Meeting of Stockholders following his or her first year of service. Each director’s election to receive shares of Service Restricted Stock in lieu of Service DSUs is contingent upon his or her compliance with Actua’s director equity ownership guidelines (as described in “Director Compensation–Director Equity Ownership Guidelines” below).

Both the Service DSUs and the shares of Service Restricted Stock vest over a three-year period, with 7,500 vesting on the first anniversary of the grant date, and the remainder vesting in equal quarterly installments over the following two years. The Service DSUs must be held by the director until his or her service on the Board is terminated and, at that time, are exchanged for an equal number of shares of Common Stock. The shares of Service Restricted Stock, on the other hand, become (subject to Actua’s policies and applicable securities laws) freely tradable shares of Actua Common Stock upon vesting.

Director Equity Ownership Guidelines

Actua believes that it is important for its directors to retain meaningful equity stakes in Actua so that the interests of Actua’s directors remain aligned with the interests of its stockholders over time. Accordingly, Actua maintains equity ownership guidelines for its non-management directors. Under the guidelines, each of Actua’s non-management directors is expected to acquire and thereafter continually hold equity interests representing at least $200,000 of Actua Common Stock (as calculated by reference to then-current NASDAQ market prices), which equates to more than three times the amount of the annual base retainer paid to each director. There is no mandatory period within which new directors must achieve initial compliance with the equity ownership guidelines; however, any director who has not yet achieved and maintained compliance with the guidelines will not have the option of receiving shares of Service Restricted Stock in lieu of Service DSUs in his or her triennial service grants. All of Actua’s current non-management directors have achieved and maintained compliance with the equity ownership guidelines.

Summary Director Compensation Table

The following table sets forth information regarding compensation of each of Actua’s non-management directors for the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Option/SAR Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David J. Adelman	—	$100,005	—	—	—	—	$100,005
David J. Berkman	—	$88,504	—	—	—	—	$88,504
Thomas A. Decker	—	$71,005	—	—	—	—	$71,005
David K. Downes	—	$96,000	—	—	—	—	$96,000
Michael J. Hagan	—	$73,504	—	—	—	—	$73,504
H. Richard Haverstick, Jr.	—	$73,504	$120,250	—	—	—	$193,754
Peter K. Miller	—	$68,498	—	—	—	—	$68,498
Philip J. Ringo	—	$82,001	—	—	—	—	$82,001

(1)	The amounts shown in these columns include the grant date fair values, as calculated in accordance with the Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 718 (“Topic 718”), of the Retainer Restricted Stock and SARs, respectively, granted during 2016, as set forth in the table immediately below. For additional information regarding the assumptions used in calculating the value of the SARs contained in these columns, please see Note 12, “Equity Based Compensation,” to Actua’s 2016 Form 10-K. Actua did not grant any Service DSUs or Service Restricted Stock in 2016.

Name	Number of Shares of Retainer Restricted Stock Issued on 6/17/16 (Grant Date Fair Value @ $9.02 per share)	Number of SARs Issued on 6/17/16 (Grant Date Black- Scholes Fair Value @ $4.81 per SAR)
David J. Adelman	11,087 ($100,005)	—
David J. Berkman	9,812 ($88,504)	—
Thomas A. Decker	7,872 ($71,005)	—
David K. Downes	10,643 ($96,000)	—
Michael J. Hagan	8,149 ($73,504)	—
H. Richard Haverstick, Jr.	8,149 ($73,504)	25,000 ($120,250)
Peter K. Miller	7,594 ($68,498)	—
Philip J. Ringo	9,091 ($82,001)	—

(2)	The following numbers of SARs, DSUs and shares of restricted stock were held by Actua’s non-management directors as of December 31, 2016:

Name	Number of SARs Held (vested)		Number of DSUs Held (vested)		Number of Shares of Retainer and Service Restricted Stock Held
David J. Adelman	25,000 (all vested	)	26,211 (all vested	)	22,337
David J. Berkman	—		103,784 (all vested	)	21,062
Thomas A. Decker	—		67,760 (all vested	)	19,122
David K. Downes	—		67,598 (all vested	)	21,893
Michael J. Hagan	—		79,176 (67,926 vested	)	8,149
H. Richard Haverstick, Jr.	25,000 (none vested	)	—		8,149
Peter K. Miller	25,000 (all vested	)	55,996 (44,746 vested	)	7,594
Philip J. Ringo	—		131,849 (120,599 vested	)	9,091

ELECTION OF DIRECTORS

(ITEM 1)

Actua’s Charter and By-Laws provide that Actua’s business will be managed by a board of directors of not less than five and not more than nine directors, with the number of directors to be fixed by the Board from time to time. Actua’s Charter and By-Laws also divide the Board into three classes of directors (Class I, Class II and Class III), with each class prescribed to be as nearly equal in number as possible so as to provide continuity in terms of the Board’s membership. The term of office of each class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. There are currently three Class I directors, three Class II directors and three Class III directors. The term of each of the Class III directors, Messrs. Buckley, Hagan and Ringo, will expire at the Annual Meeting; the other six directors will remain in office for the remainder of their respective terms, as noted below.

The Nominating and Governance Committee identifies and recommends candidates to serve on the Board; the Board then formally nominates director candidates. Stockholders are also entitled to nominate director candidates for the Board in accordance with SEC rules and the procedures set forth in Actua’s By-Laws, as described in “Other Matters–Submission of Stockholder Proposals and Director Nominations for 2018 Annual Meeting of Stockholders” below.

Listed above in “Corporate Governance–Nominating and Governance Committee” are the skills, experiences and other attributes that both the Board and the Nominating and Governance Committee desire new and existing Board members to possess. Each of Actua’s current directors (and each director nominee) holds or has held senior executive positions in substantial organizations and has significant experience in one or more of the areas of specialization described in the above list that are relevant to Actua’s core strategy and operations. Each of Actua’s directors and each nominee also has experience serving on, advising and/or working with boards of directors of substantial organizations, including public companies. Importantly, the Nominating and Governance Committee also believes that each of Actua’s directors possesses all of the other Board and Nominating and Governance Committee preferred attributes, which it considers to be critical to the operation of an effective board: leadership skills, business acumen, integrity and strength of character, an entrepreneurial nature, candor and the time and energy to commit to being an active Board member. Furthermore, the Nominating and Governance Committee believes that Actua’s current group of directors, assuming the election of the three nominees, represents a diverse set of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. Each of the nominees/current directors other than Mr. Buckley is independent of Actua and Actua management under applicable NASDAQ and SEC rules. See “Corporate Governance–Director Independence” above for a discussion regarding the independence of Actua’s directors. In light of those factors, the Board recommends that Actua’s stockholders vote in favor of the election of each of the director nominees.

At the Annual Meeting, three Class III directors are to be elected; all of the director nominees are currently directors of Actua. Each of the nominees has consented to being named as a nominee for director of Actua and has agreed to serve if elected. The nominees for Class III director will be elected to serve for three-year terms or until their respective successors have been elected and have qualified. If some or all of the nominees become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board. A director nominee will be elected only if that nominee receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” the director nominee exceeds the number of votes cast “against” the nominee).

Set forth below is information regarding each Class III director nominee, as well as each current Class I director and Class II director, whose respective terms will continue after the Annual Meeting.

Nominees for Class III Director

Walter W. Buckley, III
Age	57

Actua Director Since	March 1996

Summary of Specific Relevant Business Experience	Mr. Buckley has served as Actua’s Chairman since December 2001 and as its CEO since March 1996. He also served as the President of Actua from March 1996 to December 2001 and from December 2002 to January 2009. Prior to co-founding Actua, Mr. Buckley worked for Safeguard Scientifics, Inc. beginning in 1987 as a financial analyst, and later as a Vice President of Acquisitions from 1991 to 1996. He has been a member of the Board of Trustees of FS Global Credit Opportunities Fund, FS Global Credit Opportunities Fund–A and FS Global Credit Opportunities Fund–D since 2013. Mr. Buckley also currently serves as the Vice Chairman of the Board of Trustees of The Episcopal Academy and as Chairman of the Board of Directors of the Starfinder Foundation.

Areas of Relevant Experience	Deep experience in acquiring and building cloud/Internet-based businesses, mergers and acquisitions and corporate finance
Unique knowledge of Actua and the historical and current issues, challenges and opportunities facing Actua and its business

Committee Participation	None

Michael J. Hagan
Age	54

Actua Director Since	June 2007

Summary of Specific Relevant Business Experience	Mr. Hagan serves as Managing Partner of Hawk Capital Partners, a private equity firm specializing in lower-middle market companies that he co-founded in December 2014. Mr. Hagan served as President and Chief Executive Officer of LifeShield Security, Inc. (“LifeShield”) from December 2009 until DIRECTV’s acquisition of the company in June 2013; he continued to serve as President of LifeShield until May 2014. He served as the Chairman and Chief Executive Officer of NutriSystem, Inc. (“NutriSystem”) from 2002 to 2008 and as the President of NutriSystem from 2006 to 2007. Prior to joining NutriSystem, Mr. Hagan was a co-founder of Verticalnet, Inc. (“Verticalnet”) and held a number of senior executive positions at Verticalnet from its founding in 1995. Mr. Hagan has served as a director of FS Investment Corporation since 2011; he rejoined the Board of Directors of NutriSystem in February 2012 and was appointed Chairman of NutriSystem in April 2012 (a capacity in which he served from 2002 to 2008, as noted above).

Areas of Relevant Experience	Significant experience as an entrepreneur and senior executive at public and private organizations, including technology/innovation and cloud-based companies
Vast experience in corporate finance, financial reporting and accounting and controls

Committee Participation	Audit Committee

Philip J. Ringo
Age	75

Actua Director Since	January 2003

Summary of Specific Relevant Business Experience	Mr. Ringo provides strategic consulting services to business organizations. From January 2010 to December 2012, he served as a Senior Strategic Advisor for Elemica, Inc., an e-business supply chain network. From 2001 to 2009, Mr. Ringo served as the Chairman and Chief Executive Officer of RubberNetwork.com LLC, a tire and rubber industry strategic sourcing and technology consortium. Mr. Ringo served as a director of Genesee & Wyoming Inc. from 1978 to May 2016.

Areas of Relevant Experience	Vast experience as a senior executive at public and private organizations, including technology/innovation and cloud/Internet-based companies
Significant experience in corporate finance, financial reporting and accounting and controls matters

Committee Participation	Audit Committee, Nominating and Governance Committee

The Board of Directors recommends a vote FOR the election of each of Messrs. Buckley, Hagan and Ringo.

Incumbent Class I Directors – to Continue in Office for Terms Expiring in 2018

David J. Adelman
Age	45

Actua Director Since	June 2011

Summary of Specific Relevant Business Experience	Since 1997, Mr. Adelman has been the President and Chief Executive Officer of Campus Apartments, Inc., a company specializing in the development, management and finance of upscale housing for universities. He has been a member of the Board of Directors of FS Investment Corporation since 2008, of FS Investment Corporation II since 2011 and of FS Investment Corporation III since 2013, and a member of the Board of Trustees of FS Energy and Power Fund since 2010 and of FS Global Credit Opportunities Fund, FS Global Credit Opportunities Fund–A and FS Global Credit Opportunities Fund–D since 2013. In addition, Mr. Adelman serves on the board of directors or in leadership roles for various charitable and civic organizations.

Areas of Relevant Experience	Significant experience as an entrepreneur and senior executive at organizations operating in the higher education and real estate development sectors
Vast experience in corporate finance and public and private commercial transactions
Strong background in the areas of marketing, sales, corporate finance and strategic planning and management

Committee Participation	Nominating and Governance Committee (Chair)

David J. Berkman
Age	55

Actua Director Since	January 2001

Summary of Specific Relevant Business Experience	Since 2000, Mr. Berkman has been the Managing Partner of Associated Partners, LP, a private equity firm primarily engaged in the telecommunications, technology and Internet markets. Mr. Berkman has served as a director of Entercom Communications Corp. since 1999 and served as a director of Diamond Resorts International, Inc. from July 2013 until the sale of that company to a private investor in September 2016. Civically, he serves on the Board of Overseers for the University of Pennsylvania School of Engineering and Applied Science.

Areas of Relevant Experience	Deep experience in private equity markets, with a focus in the telecommunications, information services, international media (information, broadcasting and publishing), technology/innovation and cloud/Internet segments
Significant experience with mergers and acquisitions, corporate finance, financial reporting and accounting and controls

Committee Participation	Compensation Committee (Chair), Nominating and Governance Committee

David K. Downes
Age	77

Actua Director Since	October 2003

Summary of Specific Relevant Business Experience	Since 2004, Mr. Downes has served as the President of Community Capital Trust, as well as two of its managed funds, CRA Qualified Investment Fund and Alternative Income Fund. He served as the Chief Executive Officer and as a director of Community Capital Management, Inc. (“CCM”) from 2004 to 2015, and he currently serves as the Chairman of CCM. Mr. Downes has served as a director of THL Credit, Inc. since 2009 and served as a director of OppenheimerFunds, Inc. from 2005 to 2015. Previously, Mr. Downes served as the Independent Chairman of the GSK Domestic Employee Benefit Trust from 2006 to June 2013. Between 1995 and 2003, Mr. Downes served in various executive roles at Lincoln National Investment Companies and Delaware Investments, the investment management subsidiary of the Lincoln Financial Group at that time.

Areas of Relevant Experience	Vast experience in the areas of corporate finance, financial reporting and accounting and controls Senior leadership roles in a number of global financial institutions and investment funds

Committee Participation	Audit Committee (Chair), Compensation Committee

Incumbent Class II Directors – to Continue in Office for Terms Expiring in 2019

Thomas A. Decker
Age	71

Actua Director Since	October 2004

Summary of Specific Relevant Business Experience	Mr. Decker is currently a Member of the Cozen O’Connor law firm, where he has served as Vice Chairman since January 2013. From 2007 to December 2012, Mr. Decker served as Chief Executive Officer of Cozen O’Connor, where he also served as President from 2007 to January 2012 and as Managing Partner from 2000 to 2004. Mr. Decker served as the inaugural Chairman of the Pennsylvania Gaming Control Board from 2004 to 2007. He serves on the Boards of Directors of the Committee of Seventy, the Kimmel Center and the Philadelphia Freedom Valley YMCA, as well as the Board of Trustees of the Gesu School.

Areas of Relevant Experience	Expertise in corporate law, with an emphasis on mergers and acquisitions, corporate governance and alternative dispute resolution
Senior leadership roles in a number of global organizations
Significant experience in corporate finance, mergers and acquisitions, complex regulatory and legal issues, financial reporting and accounting and controls

Committee Participation	Compensation Committee

H. Richard Haverstick, Jr.
Age	64

Actua Director Since	June 2016

Summary of Specific Relevant Business Experience	Mr. Haverstick has served as a Trustee of Thomas Jefferson University and Jefferson Health (“Jefferson”) since July 2013 and as Chair of the Audit, Risk and Compliance Committee at Jefferson since July 2014; he served as the Treasurer of Jefferson from May 2015 to February 2017. Mr. Haverstick also has served on the Board of Trustees and Audit Committee of Brandywine Realty Trust since December 2016 and as Chair of the Audit Committee since February 2017. Previously, Mr. Haverstick spent nearly 40 years with Ernst & Young LLP, where he served in many senior leadership roles (including Global Financial Services Partner, Managing Partner of the Philadelphia Office, Philadelphia Partner-In-Charge of Financial Services, Mid-Atlantic and Southeast Region Banking Leader and Mid-Atlantic Region Partner-In-Charge of Human Resources) and served clients in a diverse range of industries, including the banking and financial services industries. Mr. Haverstick has served as a board member at a variety of civic and charitable organizations; he currently serves on the Dean’s Council at the Temple University Fox School of Business and as Chair of the Accounting Department Advisory Board at the school.

Areas of Relevant Experience

Vast expertise in the areas of corporate finance, financial reporting and accounting and controls

Senior leadership roles in a global public accounting firm, including as lead partner responsible for the audit of financial services firms and other organizations; audit committee chair at other large organizations

Committee Participation	Audit Committee

Peter K. Miller
Age	55

Actua Director Since	June 2010

Summary of Specific Relevant Business Experience	Since June 2010, Mr. Miller has been the Chief Executive Officer of OptiNose Inc., a specialty biopharmaceutical company that is developing a pipeline of products based on a proprietary intranasal delivery system. Prior to that, he co-founded and served as the Chief Executive Officer and President of Take Care Health Systems, LLC (“TCHS”), an operator of healthcare clinics in retail pharmacies, from 2004 to May 2010. TCHS was acquired by, and became a wholly-owned subsidiary of, Walgreen Co. in 2007. Between 1990 and 2004, Mr. Miller served in a variety of executive roles at subsidiaries of Johnson & Johnson, including as President of Janssen Pharmaceutica, Inc. and as Worldwide President of Johnson & Johnson-Merck Consumer Pharmaceuticals Co.

Areas of Relevant Experience	Deep experience as a senior executive at large public businesses and as an entrepreneur in private organizations in the pharmaceutical and biotechnology sectors
Strong background in the areas of marketing, sales, corporate finance and strategic planning and management

Committee Participation	Nominating and Governance Committee

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Actua specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee oversees Actua’s financial reporting process on behalf of the Board. Management of Actua is responsible for Actua’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. Actua’s independent registered public accountant is responsible for auditing those consolidated financial statements and expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, as well as an opinion on the effectiveness of Actua’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review those processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee selects the independent registered public accountant to be retained to audit Actua’s consolidated financial statements and the effectiveness of Actua’s internal control over financial reporting, and, once retained, the independent registered public accountant reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accountant with respect to the consolidated financial statements, financial records and financial controls of Actua and makes recommendations to the Board as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accountant. The Audit Committee is composed of at least three directors who are “independent,” as that term is defined by applicable NASDAQ and SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee’s charter is posted on Actua’s website at www.actua.com/investors/corporate-governance/.

The Audit Committee met with management periodically during 2016 to consider the adequacy of Actua’s internal controls and discussed those matters with Actua’s independent registered public accountant, KPMG. The Audit Committee also discussed with senior management Actua’s disclosure controls and procedures and the certifications by Actua’s CEO and Chief Financial Officer, which are required by the SEC under SOX for certain of Actua’s filings with the SEC.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in Actua’s 2016 Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the consolidated financial statements. The Audit Committee also reviewed Management’s Report on Internal Control Over Financial Reporting with Actua’s management.

The Audit Committee reviewed with the independent registered public accountant, who is responsible for expressing an opinion on the conformity of those consolidated financial statements with U.S. generally accepted accounting principles, as well as an opinion on the effectiveness of Actua’s internal control over financial reporting. The Audit Committee discussed with Actua’s independent registered public accountant its judgments as to the quality, not just the acceptability, of Actua’s accounting principles, as well as the other matters required to be discussed by Public Company Accounting Oversight Board (PCAOB) Auditing Standard 1301, Communications with Audit Committees, and such other matters as are required to be discussed under PCAOB auditing standards. The Audit Committee received the written disclosures and a letter from Actua’s independent registered public accountant with respect to Actua required by the applicable requirements of the PCAOB regarding the independent registered public accountant’s communications with the Audit Committee concerning independence. In addition, the Audit Committee discussed with the independent registered public accountant the compatibility of non-audit services with the independent registered public accountant’s independence.

The Audit Committee discussed with Actua’s independent registered public accountant the overall scope and plans for Actua’s 2016 audit. The Audit Committee met with the independent registered public accountant, with and without Actua’s management present, to discuss the results of the audit, its evaluation of the effectiveness of Actua’s internal controls and the overall quality of Actua’s financial reporting. The Audit Committee also made itself available to meet separately with Actua’s General Counsel.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that Actua’s audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 that was filed with the SEC.

The Audit Committee has selected KPMG as independent registered public accountant to audit and report upon Actua’s consolidated financial statements for 2017 and the effectiveness of Actua’s internal control over financial reporting as of December 31, 2017. In making that selection, the Audit Committee has considered whether KPMG’s provision of services other than audit services is compatible with maintaining its independence.

AUDIT COMMITTEE
David K. Downes, Chairman
Michael J. Hagan
H. Richard Haverstick, Jr.
Philip J. Ringo

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANT

(ITEM 2)

At least annually, the Audit Committee evaluates the independent registered public accountant’s qualifications, performance and independence, including a review and evaluation of its lead partner. The Audit Committee has selected KPMG as the independent registered public accountant to audit Actua’s consolidated financial statements for 2017 and the effectiveness of Actua’s internal control over financial reporting as of December 31, 2017. Although action by Actua’s stockholders on that matter is not required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of the committee’s selection in light of the role played by the independent registered public accountant in reporting on Actua’s consolidated financial statements and the effectiveness of Actua’s internal control over financial reporting. Ratification of KPMG as the independent registered public accountant requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting on the matter. If its appointment is not ratified by Actua’s stockholders, the Audit Committee may reconsider its selection. Even if the appointment of KPMG is ratified, the Audit Committee may, in its discretion, select a different independent registered accountant at any time during the year if it determines that such a change would be in the best interests of Actua and its stockholders.

One or more representatives of KPMG are expected to attend the Annual Meeting. The representatives will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

The following table presents fees for professional audit services rendered by KPMG for the audit of Actua’s consolidated financial statements for 2015 and 2016, along with fees billed for other services rendered by KPMG:

Type of Fees	2015	2016
Audit Fees (1)	$1,311,766	$2,367,862
Audit-Related Fees	$—	$—
Tax Fees (2)	$138,600	$—
All Other Fees	$—	$—

(1)	Fees include amounts billed by KPMG, including amounts for the audit of the effectiveness of Actua’s internal control over financial reporting, as well as quarterly reviews of Actua’s interim financial information.
(2)	Fees were for tax compliance and consulting services rendered to Actua and its majority-owned subsidiaries.

The Audit Committee believes that KPMG’s provision of non-audit services is compatible with maintaining KPMG’s independence.

Pre-Approval of Services

The Audit Committee’s policy is to pre-approve the engagement of accountants to render all audit and tax-related services for Actua, as well as any changes to the terms of the engagement. The Audit Committee also pre-approves all non-audit related services proposed to be provided by Actua’s independent registered public accountant. In doing so, the committee reviews the terms of the engagement, a description of the engagement and a budget for the engagement. Requests for services, which must be specific as to the particular services to be provided, are aggregated and submitted to the Audit Committee to be approved either at a meeting of the committee, through a written consent of the committee or by a designated member of the committee. The Audit Committee pre-approved 100% of the total 2016 services provided by KPMG, Actua’s independent registered public accountant.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG as Actua’s independent registered public accountant for the year ending December 31, 2017.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of Actua has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and, based on that review and those discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
David J. Berkman, Chairman
Thomas A. Decker
David K. Downes

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This “Compensation Discussion and Analysis” section (this “CD&A”) summarizes each element of the compensation packages of Actua’s executive officers. It also describes the philosophy and objectives underlying Actua’s executive compensation policies and explains the significant compensation decisions that Actua made during 2016 and early 2017. This CD&A is intended to provide a context for the data that is presented in the compensation tables contained in “Executive Compensation” below, as well as the footnotes and narratives that accompany those tables.

This CD&A contains statements regarding individual and company performance targets and goals. Those targets and goals are disclosed in the limited context of Actua’s executive compensation programs and should not be understood to be statements of management’s expectations or estimates of financial results or other guidance. Actua specifically cautions investors not to apply these statements to other contexts.

Executive Summary

In 2016, Actua was able to drive meaningful value for its stockholders through a series of strategic transactions during a period of relatively mixed operating results at its vertical cloud businesses. Actua’s Common Stock market price per share increased from $11.45 at the end of 2015 (and a low point of $7.40 as of February 11, 2016) to $14.00 at the end of 2016 based in large part on the company’s:

•	October 2016 sale of GovDelivery Holdings, Inc. (“GovDelivery”) to an affiliate of Vista Equity Partners (“Vista”), under which Actua realized approximately $133 million of cash proceeds; and

•	December 2016 completion of a “Dutch auction” tender offer, under which Actua repurchased approximately 4.6 million shares of its Common Stock for approximately $64.2 million (reflecting a $14.00 per share purchase price).

Actua began 2016 with four cloud businesses (Bolt Solutions Inc. (“Bolt”), Folio Dynamics Holdings, Inc. (“FolioDynamix”), GovDelivery and VelocityEHS Holdings, Inc.) and a set of operational goals focused on driving revenue growth, bookings and cash flows at those businesses. The operating performance of Actua’s businesses during the year was somewhat mixed; excluding GovDelivery, which exhibited strong operating performance prior to its sale in October 2016, the businesses as a group performed in line with management’s expectations in terms of both bookings and cash flows, but they performed below expectations in terms of revenue growth.

In October 2016, Actua sold GovDelivery to Vista; the transaction resulted in cash proceeds to Actua of $133 million and was viewed as an extremely favorable outcome by both the Board and Actua management. Actua then deployed approximately half of the proceeds from the GovDelivery sale to repurchase approximately 4.6 million shares of its Common Stock from existing stockholders in a Dutch auction tender offer. The per share market price of Actua’s Common Stock increased from $10.27 on the trading day prior to the September 26, 2016 announcement of the then-pending GovDelivery sale to $14.80 on the day following its December 8, 2016 announcement of the preliminary results of the Dutch auction tender offer.

As described in more detail in this CD&A, the 2016 compensation of Actua’s executive officers reflected both the somewhat mixed operational performance of Actua’s businesses and the strong performance of Actua’s Common Stock during the year (driven in part by a series of strategic transactions) in that:

•	the operational performance of Actua’s businesses resulted in a 50% achievement percentage of the quantitative portion of each executive officer’s annual performance bonus;

•	the successful execution of the GovDelivery sale and the Dutch auction tender offer (and the related increase in Actua’s share price) resulted in a 100% achievement of the qualitative portion of each executive officer’s annual performance bonus, for an overall achievement percentage of 60% under the 2016 performance plan;

•	the increase in Actua’s Common Stock price from $8.44 (at the time the shares underlying the annual bonuses were granted) to $13.45 (at the time those shares vested following the determination of the achievement percentage) resulted in an increase in the effective payout under the 2016 performance plan from 60% to approximately 96%; and

•	the rebound in the per share market price of the February 2014 long-term equity grants from $7.98 on February 29, 2016 (the second annual vesting date) to $13.80 on February 28, 2017 (the third annual vesting date) resulted in an increase in the value delivered to/realized by Actua’s executives through the portion of the grants that vested in early 2017.

2016 “Say-on-Pay” Results

In the “say-on-pay” vote required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), Actua’s stockholders are asked at the company’s annual stockholder meeting each year to vote their support, on an advisory basis, for Actua’s executive officer compensation for the prior year. Actua has historically received over 90% support from its stockholders, as well as the support of the major shareholder advisory firms, on its say-on-pay proposals.

In 2015, however, the two major shareholder advisory firms recommended a vote against Actua’s 2014 executive compensation program due primarily to Actua’s executive officers receiving sizeable long-term grants of restricted stock in 2014 (the “2014 Long-Term Grants”) that represented a significant amount of value in Actua’s 2014 Summary Compensation Table and in the shareholder advisory firm “pay-for-performance” formulas, and, despite Actua’s significant stockholder outreach efforts, Actua’s 2015 say-on-pay proposal ultimately received 49% stockholder support and did not pass.

Following this result, the Compensation Committee worked with Actua management and Radford, Actua’s independent compensation consultant, to re-evaluate Actua’s executive compensation program in light of all available stockholder and proxy advisory firm feedback. The committee’s re-evaluation resulted in a number of improvements and clarifications to the program, as described in the proxy statement for Actua’s 2016 Annual Meeting of Stockholders (the “2016 Annual Meeting”).

In advance of the 2016 Annual Meeting, Actua management again conducted significant stockholder outreach, explaining the details of the company’s enhanced executive compensation program and inviting stockholder feedback. Importantly, Actua’s performance under the shareholder advisory firm “pay-for-performance” formulas for 2015 improved significantly from 2014, and the two major shareholder advisory firms recommended a vote in favor of Actua’s 2016 say-on-pay proposal, which received support from the holders of over 90% of Actua’s Common Stock that voted on the matter. As a result of this high level of support, the Compensation Committee did not implement any additional changes to Actua’s executive compensation program following the company’s 2016 say-on-pay vote.

Actua’s Compensation Committee: Objectives, Philosophy and Role

The Board has delegated to the Compensation Committee primary responsibility for establishing, overseeing and directing the company’s executive compensation program and policies, as well as administering the company’s equity compensation plans. The Compensation Committee consists of three non-employee directors, each of whom satisfies NASDAQ’s and the SEC’s independence standards. The Compensation Committee operates under a charter, which sets forth the responsibilities of the Compensation Committee. The charter is available on Actua’s website at www.actua.com/investors/corporate-governance/. The Compensation Committee meets as often as necessary and, in any event, at least two times per year to complete its assigned responsibilities. In 2016, the Compensation Committee met six times.

The Compensation Committee understands that maintaining a strong pool of executive talent is critical to Actua’s sustained success. Therefore, as a basic matter, it designs Actua’s executive compensation program to attract, retain and motivate exceptional executives. The committee also recognizes the importance of having executives whose collective interests are aligned with the interests of Actua’s stockholders, particularly on a long-term basis. Actua’s executive compensation program is designed to foster that alignment by tying executive compensation to the creation of long-term stockholder value and the attainment of appropriate short-term and long-term financial and strategic objectives that are likely to drive that value.

The Compensation Committee believes that incenting performance against Actua’s ongoing objectives (which it re-evaluates each year), as well as attracting and retaining executive talent (and aligning that talent with the company’s stockholders) can be best accomplished through a mix of cash and equity-based compensation, which, in 2016, consisted primarily of:

•	annual cash base salaries;

•	annual stock bonuses, which are subject to vesting based upon the achievement of specific business goals and are impacted by the performance of Actua’s Common Stock during the one-year bonus/vesting period; and

•	the 2014 Long-Term Grants (half of which are subject to time-based vesting, and the other half of which are subject to vesting based upon Actua’s Common Stock price meeting or exceeding specified targets).

In establishing an executive compensation program that is consistent with its pay-for-performance philosophy, the Compensation Committee believes that it is important to place a substantial percentage of executive officers’ total compensation at risk, with significant upside potential for strong performance and potential downside value consequences for underperformance or excessive risk-taking. The Compensation Committee believes that paying a significant portion of each executive’s compensation in the form of performance-based bonuses (that are tied to the performance of Actua’s Common Stock over an annual bonus/vesting period) and other equity-based compensation (that delivers value to executives based on the performance of Actua’s Common Stock over a several-year period) has been an effective tool in focusing executives on the continual creation of stockholder value.

For example, the increase in Actua’s Common Stock price from $8.44 (at the time the 2016 performance plan shares were granted) to $13.45 (at the time those shares vested) resulted in an increase in the effective payout to executive officers under the company’s 2016 performance plan from 60% to approximately 96%. In addition, the 2014 Long-Term Grants have promoted the executive-stockholder alignment contemplated by the Compensation Committee, as:

•	none of the market-based targets has been achieved (nor will any of them be achieved unless Actua’s Common Stock price increases at least 203% from $13.80 (its price on February 28, 2017, the end of the third year of the four-year measurement period) on or prior to February 28, 2018); and

•	the decrease in the value of the shares underlying the 2014 Long-Term Grants ($20.33 at the time of grant, $16.76 on the first annual vesting date, $7.98 on the second annual vesting date, and $13.80 on the third annual vesting date) has resulted in a dollar-for-dollar decrease in the value delivered to/realized by Actua’s executives through the portion of the grants that have vested.

Early in each year, the Compensation Committee establishes annual corporate bonus goals, outcomes and targets in connection with Actua’s performance plan for the upcoming year. After the completion of the year, the Compensation Committee evaluates corporate performance relative to those goals, outcomes and targets and determines the performance achievement payout (on a percentage basis) under the performance plan. When setting the specific goals, outcomes and targets that ultimately dictate the level of Actua’s executive bonus compensation in a given year, the Compensation Committee focuses on Actua’s short-term and long-term corporate goals. For example, given Actua management’s and the Board’s increased focus in 2016 on recurring revenue bookings, which are viewed as a critical driver of sustained future revenue growth and earnings, a meaningful portion of Actua’s annual bonus goals was tied to this new metric.

The Compensation Committee reviews the total compensation package for each of Actua’s executive officers on an annual basis. The committee relies in part on tally sheets, which set forth an executive’s historical compensation and benefit information, outstanding equity awards and potential severance payments, in that review so that it can evaluate each executive officer’s compensation as a whole, as opposed to assessing each component of compensation individually. If the Compensation Committee determines that a change in the compensation of an executive officer is warranted, it approves, or recommends that the Board approve, that change in compensation.

The Compensation Committee periodically reviews and approves Actua’s ongoing executive compensation strategy. In accordance with SEC rules, the committee’s review includes an annual determination as to whether, in light of the risks relating to Actua’s attraction and retention of talent and the design of compensation programs and arrangements applicable to Actua’s executive officers and other employees, Actua’s then-current compensation policies are reasonably likely to have a material adverse effect on the company. In April 2016 and April 2017, the Compensation Committee reviewed those risks and determined that Actua’s then-current compensation policies were not reasonably likely to have a material adverse effect on the company. In making its determinations, the Compensation Committee noted a number of features of Actua’s compensation programs and arrangements that mitigate risk, including:

•	the mix of fixed and variable compensation;

•	the balance between annual and long-term performance-based compensation;

•	the performance objectives established for annual and long-term performance-based compensation; and

•	the additional controls and procedures in place to align the interests of Actua’s executives and its stockholders, including the company’s corporate governance guidelines, clawback policy and stock ownership guidelines.

Use of Compensation Consultant

Under its charter, the Compensation Committee is authorized to engage independent advisors, such as compensation consultants, to elicit information, analysis and advice on matters related to executive compensation. The Compensation Committee is also authorized to approve the fees and other terms of engagements with compensation consultants and to terminate any such engagements in accordance with their respective terms. The Compensation Committee may engage a compensation consultant in connection with its review of trends in management compensation and models of new compensation programs.

The Compensation Committee has, from time to time over the past several years, engaged Radford, an independent compensation consultant, to provide consulting services in connection with Actua’s executive compensation. Under the terms of those engagements, Radford has:

•	reported directly to the Compensation Committee;

•	periodically participated in the meetings of the Compensation Committee;

•	provided evaluations of the compensation offered by Actua’s peers; and

•	made recommendations to the Compensation Committee regarding executive officer compensation.

The Compensation Committee’s engagements of Radford have been motivated generally by its desire to maintain an appropriately competitive and stockholder-friendly compensation program. From time to time, Radford advises Actua’s management in connection with the structure and development of compensation programs to be proposed to the Compensation Committee and provides Actua’s management with benchmarking data in connection with the compensation of executives at Actua and its subsidiary companies. In connection with its most recent engagement of Radford, the Compensation Committee assessed Radford’s independence relative to Actua in accordance with applicable SEC and NASDAQ rules and determined Radford to be an independent compensation adviser for Actua.

Role of Management and Other Employees

Actua’s CEO meets with the Compensation Committee and is responsible for evaluating the performance of Actua’s other executive officers and making recommendations to the Compensation Committee as to the kinds and amounts of compensation to be paid to those individuals based on their performance. Those recommendations are based in part on information provided by the compensation consultant and tally sheets for each executive officer that set forth the executive officer’s historical compensation and benefit information, outstanding equity awards and potential severance payments. Actua’s management is responsible for evaluating and setting the compensation of Actua’s non-executive employees. Actua management also recommends performance goals to the Compensation Committee based on Actua’s strategic initiatives and the financial plans of Actua’s companies.

Actua’s employees, particularly the members of its human resources, finance and legal departments, support the Compensation Committee in its work. They do so by providing the committee with reports, tally sheets and other compensation data and analyses, answering the committee’s inquiries regarding compensation and preparing documentation relating to Actua’s compensation plans, agreements and other arrangements.

Peer Analysis

The Compensation Committee uses peer benchmarking as a guideline when it sets levels of executive compensation and makes any other significant executive compensation decisions. The Compensation Committee has set company peer groups periodically following input from Actua’s compensation consultant and Actua management. Historically, selecting peer groups for Actua has been a challenging endeavor, given Actua’s somewhat unique and evolving structure as a publicly-traded corporation with interests in a number of different businesses, as well as the rapidly evolving cloud software landscape in general. When Actua held smaller, generally non-controlling interests in a relatively large number of businesses (some of which were not cloud-based), the Compensation Committee looked at the compensation packages offered by private equity and venture capital firms. As Actua evolved into a pure-play, cloud-based software company, where the company holds large, controlling interests in a relatively smaller number of cloud-based businesses, the Compensation Committee looked towards publicly-traded software (mostly cloud-based software) companies, which bore similarities to Actua in terms of one or more financial metrics (such as revenues, operating income, net income and market capitalization) as appropriate peers.

In late 2015, following Actua’s failed say-on-pay vote and feedback from shareholder advisory firms, stockholders and Radford, the Compensation Committee retained Radford to work with management to construct an improved peer group that it would use when evaluating future executive compensation decisions. Radford proposed a peer group with strong similarities to Actua (and no apparent outliers) in terms of revenues, revenue growth levels (both current and projected) and market capitalization, and, following input from Actua management, the peer group was submitted to the Compensation Committee for its review and discussion. The Compensation Committee formally approved the following new peer group in December 2015 and intends to re-visit the composition of the group with a compensation consultant prior to using it as a basis for any significant future changes to executive compensation:

Actua Public Company Peer Group (Ticker Symbol)

Bazaarvoice, Inc. (BV)	Intralinks Holdings, Inc. (IL)*	Rosetta Stone Inc. (RST)
Brightcove Inc. (BCOV)	Jive Software, Inc. (JIVE)	SciQuest, Inc. (SQI)*
Carbonite, Inc. (CARB)	Limelight Networks, Inc. (LLNW)	Tangoe, Inc. (TNGO)
ChannelAdvisor Corporation (ECOM)	Liquidity Services, Inc. (LQDT)	Textura Corporation (TXTR)*
eHealth, Inc. (EHTH)	LivePerson, Inc. (LPSN)	TubeMogul, Inc. (TUBE)*
Five9, Inc. (FIVN)	Marin Software Incorporated (MRIN)	Workiva Inc. (WK)
Interactive Intelligence Group, Inc. (ININ)*	MobileIron, Inc. (MOBL)

*	Company has been acquired/is no longer publicly traded.

Since the Compensation Committee did not make any significant changes to executive compensation in 2016, it did not re-evaluate the composition of the peer group with a compensation consultant.

Elements of Actua’s Compensation Program

The Compensation Committee believes that incenting performance against Actua’s ongoing objectives (which it re-evaluates each year), as well as attracting and retaining executive talent (and aligning that talent with the company’s stockholders) can be best accomplished through a mix of cash and equity-based compensation, which, in 2016, consisted primarily of:

•	annual cash base salaries;

•	annual stock bonuses, which are subject to vesting based upon the achievement of specific business goals and are impacted by the performance of Actua’s Common Stock during the one-year bonus/vesting period; and

•	the 2014 Long-Term Grants (half of which are subject to time-based vesting, and the other half of which are subject to vesting based upon Actua’s Common Stock price meeting or exceeding specified targets).

In addition to the primary components of its compensation program, Actua provides compensation to executive officers through employment agreements and other compensation arrangements, such as the legacy carried interest compensation program described in “Elements of Actua’s Compensation Program–Carried Interest Program” below. Actua has also adopted stock ownership requirements for its executive officers to further ensure that their interests are aligned with those of its stockholders. Those agreements, arrangements and requirements are described in the sections that follow and elsewhere in this proxy statement.

Cash Base Salaries

The Compensation Committee aims to set competitive base salaries for Actua’s executive officers; salaries are currently the only cash-based component of Actua’s executive compensation program. The Compensation Committee reviews the base salaries of all executive officers on an annual basis but does not typically adjust salaries annually. In 2007, the committee set the base salaries of Mr. Buckley, Mr. Alexander (who was then a Managing Director), and Mr. R. Kirk Morgan, Actua’s Chief Financial Officer, at $450,000, $450,000 and $275,000, respectively (which, consistent with Radford’s recommendations at the time, placed Actua’s executive salaries between the 50th and 75th percentiles of those of Actua’s peer group).

The base salaries of Mr. Buckley and Mr. Alexander have not increased since 2007, despite a number of amendments to their employment agreements and Mr. Alexander’s promotion to President in 2009, and Mr. Morgan’s base salary has not increased since January 2012, when it was raised from $275,000 to $300,000, based on peer benchmarking and a recommendation from Radford.

Stock Bonuses

Early in each year, the Compensation Committee grants stock bonuses through an annual performance plan to motivate Actua’s executive officers and other employees to execute the company’s strategy through the achievement of specified financial and strategic goals. The performance plan is based on short-term goals designed to focus Actua’s management on quantitative targets and strategic objectives that the Compensation Committee believes will foster lasting stockholder value and to reward executive officers and other employees for performance. In addition, the performance plan bonuses are designed to foster alignment between Actua’s management and its stockholders in that they are paid in a fixed number of shares of Actua Common Stock valued at the beginning of the annual bonus/vesting period (and therefore are tied to Actua’s stock performance over that period).

An annual target bonus has been established for each Actua executive officer in accordance with his employment agreement for use in connection with the annual performance plan; the target bonus is stated as a percentage of the executive officer’s base salary. The target bonuses for Actua’s executive officers for 2016, as set forth in their respective employment agreements, were:

•	175% of base salary, or $787,500, for each of Messrs. Buckley and Alexander; and

•	100% of base salary, or $300,000, for Mr. Morgan.

Consistent with Radford’s advice, the Compensation Committee generally seeks to provide a large percentage of each executive officer’s short-term compensation (that is, base salary and bonus) in the form of contingent compensation, particularly that which is tied to both operating and stock performance. As a result of this philosophy, the target bonuses for Messrs. Buckley, Alexander and Morgan (which have increased in recent years in lieu of increases in cash base salaries) are currently greater than those at the 75th percentile of Actua’s peer group. The Compensation Committee believes that, in light of the structure of the annual performance plan, the target bonus levels are appropriate (particularly when viewed together with each executive’s corresponding base salary) because they align the interests of management and stockholders by rewarding executives for strong annual company performance (both operating performance and stock performance).

At the end of the annual bonus/vesting period, the Compensation Committee determines the extent (expressed as a percentage) that the goals governing the annual performance plan were achieved (such percentage, the “Achievement Percentage”). Achievement Percentages can range from 0% to 200% of an individual’s target award; in practice, Achievement Percentages for Actua’s executive officers have ranged from 51% to 129% of their corresponding target awards. Achievement Percentages are tied directly to Actua’s achievement of the performance plan goals; therefore, the bonus shares under the performance plan will vest only to the extent that specific corporate goals are achieved. As described further below, bonuses are received by executives in the form of a fixed number of shares of Actua Common Stock that are granted near the beginning of the annual performance period and vest one year later. As such, the value actually realized by executives under their stock bonuses can be greater or less than the value of their stock bonuses on the grant date.

Actua entered 2016 with four cloud businesses and a set of corporate goals focused on revenue growth, bookings and cash flows at those businesses. Accordingly, the Compensation Committee agreed that the 2016 performance plan, which was approved by the Compensation Committee and the Board on March 3, 2016, would measure the performance of Actua’s management team against certain qualitative goals and the collective performance of Actua’s businesses against the following consolidated quantitative metrics:

•	consolidated revenue, as calculated in accordance with U.S. generally accepted accounting principles (GAAP) (“GAAP Revenue”);

•	recurring revenue bookings, calculated as annualized contracted recurring revenue from new business (“Recurring Revenue Bookings”); and

•	consolidated adjusted non-GAAP cash flow from operations (“Adjusted OCF”).

In light of the sale of GovDelivery in October 2016, the Compensation Committee excluded GovDelivery’s operating results (and ratably removed the portion of the consolidated quantitative performance bands and goals attributable to GovDelivery) from the quantitative component of the performance plan calculation, particularly since:

•	GovDelivery’s 2016 financial results, which are classified from an accounting standpoint as “discontinued operations,” are not included in Actua’s 2016 or future consolidated financial results from continuing operations; and

•	the results of the GovDelivery sale transaction, including GovDelivery’s strong 2016 operating performance, which enabled those results, would be taken into account in determining management’s achievement of the qualitative goals under the 2016 performance plan.

Giving effect to the ratable removal of GovDelivery and its results from the calculation, the target Achievement Percentage under the 2016 performance plan was allocated to the following annual consolidated metrics/ performance bands and goals:

Portion of Target Achievement Percentage	Metric	Threshold Performance (0% Payout)		Target Performance (100% Payout)	Maximum Performance (200% Payout)
20%	GAAP Revenue	$112.4 million		$117.4 million	$127.4 million
30%	Recurring Revenue Bookings	$12.5 million		$19.5 million	$28.5 million
30%	Adjusted OCF	$(2.3 million	)	$900,000	$6.7 million
20%	Qualitative Goals (1)	—		—	—

(1)	The qualitative goals subject to the 20% potential Achievement Percentage were as follows: (a) execution of strategic initiatives; (b) allocation of capital and corporate development; (c) brand enhancement; and (d) reaction to unforeseen market and business conditions.

As in the past, the performance bands were derived from financial plans that Actua’s management and the Compensation Committee view as fairly aggressive, such that achievement of the bonus is not intended to be a foregone conclusion. In other words, the Compensation Committee has established aspirational or “stretch” revenue and earnings performance plan goals that do not merely reflect Actua’s base expectations.

Upon the Board’s approval of the 2016 performance plan, the Compensation Committee granted to each executive officer a 2016 performance plan bonus award in the form of performance-based restricted Actua Common Stock (the “Performance Plan Restricted Stock”) with an aggregate value, based on a per share price of $8.44 (the closing price of Actua Common Stock on the grant date), equal to the dollar amount of his target bonus. If and to the extent that the Achievement Percentage for an executive officer under the 2016 performance plan:

•	were greater than or equal to 100% of the target, all of his Performance Plan Restricted Stock would have vested, and the remainder of his bonus, if any, would have been paid in cash; or

•	were greater than 0% but less than 100% of the target, a percentage of his Performance Plan Restricted Stock equal to the Achievement Percentage would have vested, his non-vesting shares of Performance Plan Restricted Stock would have been forfeited, and no amount would have been paid in cash.

In February 2017, the Compensation Committee evaluated Actua’s 2016 performance and approved a 60% Achievement Percentage under the 2016 performance plan and, hence, the vesting of 60% of the shares of Performance Plan Restricted Stock issued to each executive officer. The somewhat mixed performance of Actua’s three remaining businesses against the quantitative metrics/performance bands and goals yielded a payout of 50% relative to the quantitative component, and the Compensation Committee determined that 100% achievement of the qualitative component was appropriate, based on the following factors, among others:

•	Actua’s successful planning and execution of the GovDelivery sale and the Dutch auction tender offer, which appear to closely correlate with meaningful increases in Actua’s Common Stock price (the per share market price of Actua’s Common Stock increased from $10.27 on the trading day prior to the September 26, 2016 announcement of the then-pending GovDelivery sale to $14.80 on the day following its December 8, 2016 announcement of the preliminary results of the Dutch auction tender offer); and

•	the successful completion of a number of strategic tuck-in acquisitions, such as FolioDynamix’s acquisition of assets as SAS Capital Management, LLC.

The Achievement Percentage was comprised specifically as follows:

Metric	Target Achievement Percentage	Achievement Percentage Earned	Target Performance (100% Payout)	Actual Performance	Actual Performance (as % of Target Performance)	Achievement Percentage Earned (as % of Target Achievement Percentage)
GAAP Revenue	20%	0%	$117.4 million	$109.3 million	93%	0%
Recurring Rev. Bookings	30%	22%	$19.5 million	$17.6 million	90%	73%
Adjusted OCF	30%	18%	$900,000	$(366,000)	N/A	60%
Qualitative	20%	20%	—	—	N/A	100%

Overall	100%	60%	—	—	—	—

Because the per share market price of Actua’s Common Stock increased from $8.44 on the date the Performance Plan Restricted Stock was granted in March 2016 to $13.45 on the date that it vested in March 2017, the value realized by Actua’s executive officers through their 2016 Performance Plan Restricted Stock at the time the shares vested represented approximately 96% of their target bonuses, as demonstrated by the following table:

Name	Target Bonus Value, as Reported in 2016 Summary Compensation Table (100% Payout)	Bonus Shares Granted on 3/3/16 @ $8.44 (100% Payout)	Bonus Shares Vested on 3/3/17 @ $13.45 (Based on 60% Achievement Percentage)	Bonus Amount Realized
Walter W. Buckley, III	$787,503	93,306	55,984	$752,985
R. Kirk Morgan	$300,000	35,545	21,327	$286,848
Doug Alexander	$787,503	93,306	55,984	$752,985

To illustrate further, Mr. Buckley has a target bonus amount of $787,500, with an actual bonus amount that could range from $0 (if the Achievement Percentage were 0%) to $1,575,000 (if the Achievement Percentage were 200%). Mr. Buckley was granted 93,306 shares of Performance Plan Restricted Stock priced at $8.44 on March 3, 2016 (that is, shares with a grant date value equal to $787,503, the bonus amount that Mr. Buckley would receive if the Achievement Percentage for 2016 were 100%); in accordance with SEC rules, the entire grant date value of the shares was reported in the 2016 Summary Compensation Table. On March 3, 2017, the Compensation Committee determined that the bonus Achievement Percentage for 2016 was 60% and, therefore, that 60% of Mr. Buckley’s shares would vest, and the remainder would be forfeited. Since Actua’s stock price was $13.45 when the shares vested, Mr. Buckley realized $752,985 relative to his 2016 performance plan stock bonus (a 96% effective payout).

In the four years that Actua has been paying all or a portion of its executives’ annual bonuses in the form of Actua stock, the effective annual bonus payouts have increased twice and decreased twice based on the performance of the company’s stock during the applicable year.

Long-Term Equity Grants

Under Actua’s compensation program, a significant portion of each executive officer’s ongoing compensation has typically consisted of equity awards that are linked directly to the value of Actua’s Common Stock. The Compensation Committee has long believed that Actua’s executive officers should focus on building long-term value for Actua’s stockholders and, when operating Actua, should be cognizant of, and subject to, similar risks and rewards as Actua’s stockholders, and that the alignment of the interests of Actua’s management and its stockholders should be a long-term proposition.

With those tenets in mind, the Compensation Committee has twice in recent years, granted sizeable, multi-year equity awards to Actua’s executive officers consisting of:

•	restricted stock and/or SAR awards subject to time-based vesting over a four-year period; and

•	restricted stock awards subject to performance-based and/or market-based vesting that is contingent upon the achievement of specific long-term company objectives.

Time-Based Awards

The Compensation Committee believes that time-based restricted stock/SAR awards, which provide substantial retentive value for Actua’s executives, embody the committee’s pay-for-performance philosophy. The awards:

•	have great upside value potential (in the case of strong Actua stock performance over the vesting period) and significant downside value consequences (in the case of poor Actua stock performance over the vesting period); and

•	mirror, as closely as possible, the potential risks and rewards of Actua’s stockholders during the vesting period, in that:

•	restricted stock provides executives with a portion of their compensation in the same form held by stockholders; and

•	SARs provide value for executives only if corresponding value has been created for stockholders from the time the SARs were granted.

Through Actua’s stock ownership guidelines, which are described more fully in “Executive Officer Stock Ownership Guidelines” below, the Compensation Committee has sought to apply those risk/reward and stockholder alignment principles beyond applicable vesting periods.

Performance-Based/Market-Based Awards

The Compensation Committee believes that restricted stock grants subject to vesting contingent upon the achievement of specific long-term company objectives are effective vehicles to drive outcomes that would either directly (in the case of stock price targets) or indirectly (in the case of revenue and earnings targets) lead to substantial long-term stockholder returns. The committee views market-based awards as particularly favorable from a stockholder perspective because Actua’s executive officers realize value from those awards only to the extent that substantial returns for Actua stockholders are actually achieved. The Compensation Committee believes that any long-term performance objectives should be set at levels that would likely be achieved only if Actua is able to both:

•	consistently achieve exceptional operating performance at its consolidated vertical cloud businesses over a multi-year period; and

•	pursue and execute acquisitions that are accretive to that operating performance and to Actua’s overall value.

2014 Long-Term Grants

On February 28, 2014, in light of the fact that the vast majority of the incentive equity awards held by Actua’s executive officers were then vested/expired or set to vest/expire, following consultation with Radford as to the appropriate award size and stock performance metrics, the Board (based on the recommendation of the Compensation Committee) granted 750,000 shares of restricted stock to each of Messrs. Buckley and Alexander and 200,000 shares of restricted stock to Mr. Morgan (the 2014 Long-Term Grants), with:

•	50% of the shares in each grant subject to time-based vesting (in equal annual installments over a four-year period); and

•	50% of the shares in each grant subject to Actua’s Common Stock price meeting or exceeding certain market-based metrics, as described below.

The vesting of the market-based shares (375,000 shares for each of Messrs. Buckley and Alexander, and 100,000 shares for Mr. Morgan) is contingent upon the 45-trading day volume weighted average price (VWAP) of Actua’s Common Stock meeting or exceeding specified 45-trading day VWAP targets ($28.07, $30.16, $32.38 and $34.71) on or before February 28, 2018, with 25% of the shares vesting on the first business day following achievement of each of the targets. The Compensation Committee selected an Actua-only-based VWAP formula (rather than a relative metric or more complicated formula used by some companies) in an effort to achieve pure, direct alignment between Actua’s management team and its stockholders. Furthermore, it selected the aggressive VWAP target amounts to reward only a sustained continuation/acceleration of the strong stock performance that Actua had exhibited in the years prior to the Long-Term Grant.

If an Actua “change of control” (as defined in the Omnibus Equity Plan) occurs, and, in connection with the change of control, an executive officer is terminated without “cause” (as defined in the employment agreements for each of Messrs. Buckley, Alexander and Morgan, as applicable) or leaves for “good reason” (as defined in the employment agreements for each of Messrs. Buckley and Alexander and the restricted share agreement for Mr. Morgan, as applicable), then all of the executive officer’s 2014 Long-Term Grant shares will become fully vested. In addition, the Compensation Committee has the discretion to accelerate the vesting of any 2014 Long-Term Grant shares, in whole or in part, upon the occurrence of any Actua change of control, regardless of whether the executive officer holding those shares is terminated without cause or leaves for good reason. The Outstanding Equity Awards at Fiscal Year-End table in “Executive Compensation” below contains specific information relating to the vesting of the equity awards granted to Messrs. Buckley, Alexander and Morgan, including the 2014 Long-Term Grants, that are outstanding as of December 31, 2016.

In the Compensation Committee’s view, the 2014 Long-Term Grants operated as intended through a challenging three-year period for Actua in terms of long-term stock performance, as:

•	the decrease in the value of Actua’s Common Stock from $20.33 (at the time the 2014 Long-Term Grants were made) to $16.76 (on the first annual vesting date), $7.98 (on the second annual vesting date) and $13.80 (on the third annual vesting date) has resulted in the executive officers realizing only a portion of the amount ascribed to the vested time-based shares in Actua’s Summary Compensation Table for 2014; and

•	none of the market-based VWAP targets have been achieved, and, therefore, the executives officers have realized no value relative to the market-based shares.

In sum, three-quarters through the four-year vesting/measurement period relating to the 2014 Long-Term Grants, Actua’s executive officers have realized only approximately 24% of the value ascribed to the 2014 Long-Term Grants in Actua’s Summary Compensation Table. In addition, it has become quite difficult for Actua to achieve the $28.07, $30.16, $32.38 and $34.71 VWAP targets, which govern the vesting of the market-based portion of the 2014 Long-Term Grants, during the prescribed four-year period, since the price of Actua’s Common Stock will have to increase by the following percentages from its price three-quarters of the way through the period ($13.80) prior to February 2018 for all or any portion of the market-based shares to vest:

VWAP Target	Percentage of Total Award Subject to VWAP Target	Percentage Increase in Stock Price From 2/28/17 Required for Vesting
$28.07	12.5%	203%
$30.16	12.5%	219%
$32.38	12.5%	235%
$34.71	12.5%	252%

Although it has become unlikely that the market-based portion of the 2014 Long-Term Grants will vest, thereby reducing the expected potential upside value of the grants to Actua’s executive officers, the Compensation Committee believes that the remaining elements of Actua’s executive compensation program (competitive base salaries, stock bonuses and the time-based portion of the 2014 Long-Term Grants), along with the significant amount of Actua stock held by the executive officers (a portion of which is required to be held by the executives under Actua’s stock ownership guidelines), will continue to provide sufficient retentive value and economic incentive for Actua’s executive officers through 2017.

Notwithstanding the relatively small portion of the 2014 Long-Term Grants realized (and expected to be realized) by Actua’s executive officers, the SEC rules governing the presentation of the Summary Compensation Table and the shareholder advisory firm pay for performance formulas value any restricted stock award at the full value of the underlying shares on the date they were issued. As a result, the sizeable 2014 Long-Term Grants represented a significant amount of value in Actua’s 2014 Summary Compensation Table and the shareholder advisory firm formulas, which, coupled with the decline in the price of Actua’s stock during 2014 and early 2015, led to negative vote recommendations from the major shareholder advisory firms and, ultimately, a failed 2015 say-on-pay vote. As a result of this outcome, and the feedback that the Compensation Committee and Actua management received from the proxy advisory firms, Radford and, most importantly, Actua’s stockholders, the committee declared in 2016 and has reaffirmed in 2017 that:

•	Actua will not grant any further equity incentive awards (other than annual stock-based bonuses) to its executive officers prior to 2018;

•	Actua will not make any more sizeable, multi-year equity grants similar to the 2014 Long-Term Grants to its executive officers in the foreseeable future, and any equity grants made to Actua’s executive officers in 2018 and beyond would likely be smaller and made more frequently (such as on an annual basis); and

•	the pay-for-performance and stockholder alignment principles underlying the 2014 Long-Term Grants, along with a benchmarking process based on an updated Actua peer group (each as described in this CD&A), will govern the structure of any equity grants made in 2018 and beyond.

Carried Interest Program

Under Actua’s carried interest program, the Compensation Committee awarded grants to Actua’s executive officers in the form of interests in limited partnerships that held securities in companies acquired by Actua in 2008 and 2009. A carried interest (a right to receive a certain percentage of the investment profits realized by the partnerships, subject to Actua realizing an 8% compounded profit) was allocated to Actua management participants.

In both 2008 and 2009, the Compensation Committee approved grants to Actua executives in separate carried interest plans. Of the 15% of carried interest that was available for allocation to management in 2008 and 2009, 3% of the carried interest for each of those years was allocated to each of Messrs. Buckley and Alexander, and 0.65% of the carried interest for each of those years was allocated to Mr. Morgan.

The 2009 carried interest plan holds, among other things, the vast majority of Actua’s equity interests in Bolt; approximately $80 million of equity and debt interests have been allocated to the 2009 plan. To the extent that Bolt grows in value, the Compensation Committee will ascribe a greater amount of value to the carried interest held by Actua’s executive officers under the 2009 plan. The Compensation Committee ascribes virtually no value to the carried interest held by Actua’s executive officers under the 2008 carried interest plan, given the relatively small amount of capital allocated under that plan.

The Compensation Committee and the Board determined that, beginning in 2015, any additional debt or equity interests acquired in Bolt would be acquired directly by Actua, not by the 2009 carried interest plan. In addition, as discussed above, the Compensation Committee believes that the use of awards tied directly to the performance of Actua’s Common Stock, such as restricted stock (particularly restricted stock with performance-based and/or market-based vesting) and SARs, is well-suited to focus Actua’s executive officers on driving the company’s operating and stock performance over the long term. Accordingly, new carried interest plans have not been a part of the compensation packages of Actua’s executive officers since 2009, and they are not likely to be a part of Actua’s executive officer compensation packages in the foreseeable future.

Severance

Actua provides severance benefits to each of its executive officers. Those benefits generally consist of a cash payment, continuation of medical benefits, outplacement services and/or accelerated vesting on a portion of equity awards in the event that the executive officer is terminated without cause or, in some cases, resigns for good reason and executes a release in favor of Actua. Any automatic severance benefits (including vesting acceleration benefits) associated with an Actua change of control are based on a “double trigger,” such that the benefits are paid only in the event that the executive is terminated without cause or, in some cases, resigns for good reason in connection with a change of control. A detailed discussion of the severance benefits payable to Actua’s executive officers is set forth in “Executive Compensation–Potential Payments Upon Termination or Change of Control” below.

Retirement Plans

Actua maintains a tax-qualified 401(k) plan for its employees. All employees are eligible to participate in this plan. Actua also has a matching program under which the company matches a portion of the amount contributed by each employee into the 401(k) plan (up to 6% of each employee’s total compensation, with up to 1% of the employee’s total compensation matched at 100%, and up to an additional 5% of the employee’s total compensation matched at 50%). The match is also subject to four-year vesting and an annual cap equal to the statutory maximum contribution for each employee, which is $18,000 (plus an additional $6,000 for catch-up contributions for employees age 50 or older).

Actua does not provide any other pension or retirement benefits to its executive officers.

Other Compensation

Actua provides its executive officers with medical, dental, vision, long-term disability and term life insurance benefits. Those benefits are the same as those provided to all full-time employees, except that executive officers and their spouses are provided with certain additional medical services of up to $8,000 annually and a portable supplemental long-term disability policy. Actua does not provide its executive officers with any other perquisites.

Equity Awards Practices

Grants of equity awards are typically made by the Compensation Committee or the full Board at regularly scheduled meetings. Neither the full Board nor the Compensation Committee has delegated any authority to management with respect to the approval of the grants of equity awards. In accordance with the Omnibus Equity Plan, Actua prices all of its stock options and SARs at the “fair market value” of Actua’s Common Stock, as that term is defined in the Omnibus Equity Plan, on the date of the grant. The fair market value of Actua’s Common Stock is defined as the closing price of Actua’s Common Stock on the date of grant (or the closing price of the next trading day if there are no trades in Actua’s Common Stock on the date of grant).

The Compensation Committee has enacted a formal equity award grant policy, which provides that:

•	equity grants may be made only by the full Board or the Compensation Committee at a meeting at which minutes are taken, and those minutes must set forth the details of such grants;

•	the exercise price of the equity grants, if applicable, must equal the fair market value of the underlying Common Stock on the date of the grant; and

•	equity grants may not be made during any period in which Actua is in possession of material non-public information.

Executive Officer Stock Ownership Guidelines

Actua believes that it is important for its executive officers to maintain meaningful equity stakes in Actua so that the interests of Actua’s executives remain aligned with the interests of its stockholders over the long-term (that is, beyond applicable vesting periods). Accordingly, the Board has established the following stock ownership guidelines for Actua’s executive officers, which required them to hold the following number of shares as of December 31, 2016:

Name	Required Ownership Formula	Number of Shares Required to be Held as of 12/31/16
Walter W. Buckley, III	Common Stock valued at no less than 600% of his base salary or representing a number of shares no less than 40% of all of his restricted stock awards that have vested since July 2005, whichever is less	338,346
R. Kirk Morgan	Common Stock valued at no less than 40% of his base salary or representing a number of shares no less than 40% of all his restricted stock awards that have vested since February 2006, whichever is less	11,787
Doug Alexander	Common Stock valued at no less than 150% of his base salary or representing a number of shares no less than 40% of all of his restricted stock awards that have vested since July 2005, whichever is less	84,586

Actua’s executive officers certify on an annual basis that they are in compliance with the stock ownership guidelines. To Actua’s knowledge, all of its executive officers are currently in compliance with the guidelines.

Compensation Clawback Policy

Actua maintains a Compensation Clawback Policy under which the Board may recoup (in whole or in part) any performance-based bonus or other incentive-based compensation paid to any Actua executive officer to the extent that the bonus or compensation is based upon financial results that were impacted by that executive officer’s fraud or intentional misconduct.

Policies on Hedging and Pledging Transactions

Actua’s Insider Trading and Disclosure Policy, as amended, provides that neither Actua’s directors and executive officers nor their respective family members may:

•	enter into hedging transactions, such as zero cost collars and forward sale contracts, with respect to Actua securities; or

•	pledge Actua securities as collateral in connection with loan or financing arrangements.

To Actua’s knowledge, no Actua director or executive officer is a party to any hedging or pledging transaction with respect to Actua securities.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) prohibits public companies from taking a tax deduction for compensation in excess of $1 million paid to certain executive officers unless certain procedural requirements are met. The Compensation Committee considers the deductibility of compensation in making determinations regarding compensation. However, the committee believes that it is in the best interests of Actua and its stockholders that Actua retain the flexibility to enter into compensation plans, agreements and other arrangements that may result in non-deductible compensation expenses. Accordingly, the Compensation Committee has, from time to time, approved elements of compensation for Actua executive officers that were consistent with its compensation objectives but were not fully deductible as compensation expenses. In 2016, approximately $500,000 of the compensation paid to Actua’s executive officers was not deductible for federal income tax purposes.

2016 Realized Pay Analysis

The following table supplements the Summary Compensation Table that appears in “Executive Compensation” below; it is designed to show the compensation actually realized in 2016 by each of Actua’s executive officers. As described further in the following paragraphs, the only substantive differences between the following Realized Pay Table and the 2016 entries in the standard Summary Compensation Table are:

•	the value placed on the equity awards granted to each of Actua’s executive officers in 2016; and

•	the value placed on the portion of the equity awards granted to Actua’s executive officers prior to 2016 that vested in 2016.

As discussed previously in this CD&A, SEC rules require companies to report the full grant date fair value of all equity awards in the Summary Compensation Table for the year in which the awards were granted. As a result, significant compensation amounts were reported in the Summary Compensation Table for 2014 in connection with the 2014 Long-Term Grants. The Realized Pay Table contained in the CD&A section of Actua’s 2015 and 2016 proxy statements demonstrated that only approximately 10% of the value of the 2014 Long-Term Grants shown in the Summary Compensation Table was realized through 2015; this trend continued in 2016, as only an additional approximately 5% of the value of the 2014 Long-Term Grants shown in the Summary Compensation Table was realized in 2016. The low realization rate is a result of, among other things:

•	the decrease in the value of Actua’s Common Stock from $20.33 (at the time the 2014 Long-Term Grants were made) to $16.76 and $7.98 on the first two annual vesting dates; and

•	the fact that none of the market-based VWAP targets ($28.07, $30.16, $32.38 and $34.71) had been achieved through 2016.

It is important to note that:

•	it has become unlikely that the market-based restricted shares will vest in the future (to achieve even the lowest of the VWAP targets would require a more than 200% increase in the price of Actua’s Common Stock as of February 28, 2017 ($13.80) prior to February 28, 2018 (the conclusion of the vesting/measurement period)); and

•	it was (and is) not clear what the price/value of the time-based restricted shares will be if and when they vest (at the completion of three-quarters of the vesting period, the shares (at $13.80) were worth approximately 68% of what they were at the time they were granted in February 2014 ($20.33)).

In light of the foregoing, the supplemental Realized Pay Table set forth below shows all of the equity awards that vested during 2016 (regardless of when they were granted) and reflects the aggregate value of those awards as of the applicable vesting date (regardless of the value ascribed to them when they were granted). By doing so, the Realized Pay Table:

•	ascribes value to Actua’s equity awards in a manner that Actua believes is more consistent than the Summary Compensation Table with the way the Compensation Committee views those awards when it grants them (that is, the awards deliver value to executives over the long-term and are dependent upon Actua’s stock performance); and

•	reflects the price of Actua’s Common Stock at a time when the executive officers are actually able to liquidate their equity awards (that is, realize value with respect to those awards).

There can be no assurance that Actua’s executive officers will actually realize the value ascribed in the Realized Pay Table to the shares of restricted stock or SARs that vested in 2016, since the ultimate value of the:

•	vested restricted stock will depend on Actua’s Common Stock price when, if ever, the unrestricted shares of Common Stock are liquidated; and

•	SARs will depend on Actua’s Common Stock price when, if ever, the SARs are exercised and when, if ever, the underlying shares of Common Stock are liquidated.

2016 Realized Pay Table

Name and Principal Position	Salary ($) (1)	Bonus ($) (1)	Stock Awards ($) (2) (3)	SAR/ Option Awards ($)		Non- Equity Incentive Plan Compensation ($) (1)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (1)	All Other Compensation ($) (1)	Total ($)
Walter W. Buckley, III Chairman of the Board/ Chief Executive Officer	$450,000	—	$1,059,337	—		—	—	$37,256	$1,546,593
R. Kirk Morgan Chief Financial Officer	$300,000	—	$346,667	$1,141	(4)	—	—	$34,775	$682,583
Doug Alexander President	$450,000	—	$1,059,337	—		—	—	$38,284	$1,547,621

(1)	The amount shown in this column for each executive officer, if any, is identical to the amount set forth for 2016 in the corresponding column in the Summary Compensation Table in “Executive Compensation” below.
(2)	The amount shown in this column for each executive officer includes the aggregate value, as of the applicable vesting date, of the restricted stock held by the executive officer that vested during 2016 (including (a) the portion of the Performance Plan Restricted Stock issued in February 2015 in connection with Actua’s 2015 performance plan that vested on February 29, 2016, (b) the portion of the 2014 Long-Term Grants subject to time-based vesting that vested on February 29, 2016 and (c) for Mr. Morgan only, portions of certain other shares of restricted stock that vested on March 1, 2016 and September 1, 2016); the respective amounts shown were calculated by multiplying the total number of shares of restricted stock held by the executive officer that vested in 2016 by the NASDAQ closing price of Actua’s Common Stock on the trading day immediately prior to the applicable vesting date, without regard to actual sale activity.
(3)	The following table provides the amount of value realized by each executive officer in 2014, 2015 and 2016 (calculated in accordance with footnote (2) above) in connection with the 2014 Long-Term Grants, as compared to the grant date value reported in the Summary Compensation Table relative to the Long-Term Grants:

Name	Value of 2014 Long- Term Grants in Summary Compensation Table	Value of 2014 Long- Term Grants Realized in 2014	Value of 2014 Long- Term Grants Realized in 2015	Value of 2014 Long- Term Grants Realized in 2016
Walter W. Buckley, III	$15,247,500	$0	$1,571,250	$748,125
R. Kirk Morgan	$4,066,000	$0	$419,000	$199,500
Doug Alexander	$15,247,500	$0	$1,571,250	$748,125

(4)

The amount shown represents the aggregate value of the SARs held by Mr. Morgan that vested in 2016, as calculated by multiplying the number of SARs held by Mr. Morgan that vested on one of a number of vesting dates in 2016 by the difference between the exercise/base price of those SARs and the NASDAQ closing price of Actua’s Common Stock on the trading day immediately prior to the applicable vesting date, without regard to actual sale activity. In December 2016, Mr. Morgan exercised all of his vested 37,500 SARs with an exercise price of $9.25, representing an aggregate difference of $208,125 between the exercise/base price of those SARs and the NASDAQ closing price of Actua’s Common Stock on the trading day that those SARs were exercised ($14.80).

EXECUTIVE OFFICERS

The current executive officers of Actua are as follows:

Doug Alexander, President. Mr. Alexander assumed the role of President of Actua in January 2009; from May 2012 to February 2013, he also served as the Chief Executive Officer of Channel Intelligence. He joined Actua as Managing Director in September 1997 and continued in that capacity until December 2002. From January 2003 to October 2003, Mr. Alexander was the Chief Executive Officer of Traffic.com, Inc. He returned to Actua as Managing Director, Operations in October 2003 and served in that capacity until he was promoted to President in January 2009. Prior to joining Actua, in 1989, Mr. Alexander co-founded Reality Online, a financial planning tools and online services company aimed at the individual investor. Age: 56.

Walter W. Buckley, III, Chief Executive Officer and Chairman of the Board. Mr. Buckley is described above as a nominee for Class III director in “Election of Directors (Item I).”

R. Kirk Morgan, Chief Financial Officer. Mr. Morgan joined Actua in March 1999 and has held several positions in Actua’s finance department. In 2006, Mr. Morgan assumed the role of Chief Financial Officer. Prior to joining Actua in 1999, Mr. Morgan was a member of the middle market and growing company audit practice at PricewaterhouseCoopers, LLP. Age: 50.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information relating to the compensation for each of Actua’s executive officers for the years ended December 31, 2016, 2015 and 2014:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)		SAR/ Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (2)	Total ($)
Walter W. Buckley, III Chairman of the Board/Chief Executive Officer	2016	$450,000	—	$787,503		—	—	—	$37,256	$1,274,759
	2015	$450,000	—	$1,181,245		—	—	—	$38,999	$1,670,244
	2014	$450,000	—	$16,035,000	(3)	—	—	—	$30,615	$16,515,615	(5)
R. Kirk Morgan Chief Financial Officer	2016	$300,000	—	$300,000		—	—	—	$34,775	$634,775
	2015	$300,000	—	$450,000		—	—	—	$32,926	$782,926
	2014	$300,000	—	$4,366,000	(4)	—	—	—	$26,122	$4,692,122	(5)
Doug Alexander President	2016	$450,000	—	$787,503		—	—	—	$38,284	$1,275,787
	2015	$450,000	—	$1,181,245		—	—	—	$37,874	$1,669,119
	2014	$450,000	—	$16,035,000	(3)	—	—	—	$29,195	$16,514,195	(5)

(1)

In accordance with Topic 718, the amounts shown in this column (a) for 2016 for each executive officer reflect the grant date fair value of the shares of Performance Plan Restricted Stock issued to him on March 3, 2016 in connection with Actua’s 2016 performance plan (based on a closing Common Stock price of $8.44); (b) for 2015 for each executive officer reflect the grant date fair value of the shares of Performance Plan Restricted Stock issued to him on February 27, 2015 in connection with Actua’s 2015 performance plan (based on a closing Common Stock price of $16.76) and (c) for 2014 for each executive officer reflect the grant date fair value of the 2014 Long-Term Grant shares and the shares of Performance Plan Restricted Stock issued to him on February 28, 2014 in connection with Actua’s 2014 performance plan (based on a closing Common Stock price of $20.33) (see also footnotes (3) and (4) below).
(2)	The amounts shown in this column for each specified year reflect medical, dental, vision, long-term disability and term life insurance premiums and expenses paid by Actua, as well as Actua’s 401(k) employer matching contribution. In 2016, the 401(k) matching contributions were $9,275 for each of Messrs. Buckley, Morgan and Alexander.
(3)	In accordance with Topic 718, based on a closing Common Stock price of $20.33 on February 28, 2014 (the grant date of the 2014 Long-Term Grants and the 2014 Performance Plan Restricted Stock), (a) the time-based 2014 Long-Term Grant shares granted to each of Messrs. Buckley and Alexander (which are subject to ratable annual vesting over a four-year period) reflect a grant date fair value of $7,623,750, (b) the market-based 2014 Long-Term Grant shares granted to each of Messrs. Buckley and Alexander (which are subject to vesting based on Actua’s achievement of 45-day VWAP targets of $28.07, $30.16, $32.38 and $34.71 on or prior to February 28, 2018) reflect a grant date fair value of $7,623,750, and (c) the shares of Performance Plan Restricted Stock granted to each of Messrs. Buckley and Alexander (which were subject to vesting based on achievement of certain corporate goals under Actua’s 2014 performance plan) reflect a grant date fair value of $787,500.
(4)	In accordance with Topic 718, based on a closing Common Stock price of $20.33 on February 28, 2014 (the grant date of the 2014 Long-Term Grants and the 2014 Performance Plan Restricted Stock), (a) the time-based 2014 Long-Term Grant shares granted to Mr. Morgan (which are subject to ratable annual vesting over a four-year period) reflect a grant date fair value of $2,033,000, (b) the market-based 2014 Long-Term Grant shares granted to Mr. Morgan (which are subject to vesting based on Actua’s achievement of 45-day VWAP targets of $28.07, $30.16, $32.38 and $34.71 on or prior to February 28, 2018) reflect a grant date fair value of $2,033,000, and (c) the shares of Performance Plan Restricted Stock granted to Mr. Morgan (which were subject to vesting based on achievement of certain corporate goals under Actua’s 2014 performance plan) reflect a grant date fair value of $300,000.
(5)	For a discussion and information designed to demonstrate the compensation actually realized in 2016 by each of Actua’s executive officers, particularly relative to the 2014 Long-Term Grants, see “Compensation Discussion and Analysis–2016 Realized Pay Analysis” and the 2016 Realized Pay Table above.

Employment Agreements

The terms of employment of each of Actua’s executive officers, Messrs. Buckley, Morgan and Alexander, are set forth in separate written employment agreements.

Mr. Buckley’s and Mr. Alexander’s employment agreements, which are substantially identical in form, contain the following principal terms:

•	a current term extending through December 31, 2017, subject to continual automatic one-year renewal periods;

•	an annual base salary of $450,000;

•	an annual target bonus of 175% of base salary;

•	the executive’s participation in Actua’s welfare and retirement plans, as well as Actua’s short-term and long-term equity incentive programs established for senior level executives generally, at levels at least commensurate with the benefits provided to other senior executives and with adjustments appropriate for the executive’s respective position; and

•	the payment, subject to specified qualifications and conditions, of a series of benefits to the executive in the event that his employment is terminated without cause or he resigns for good reason under certain circumstances, including in connection with a change of control of Actua (for a description of the severance benefits contained in Mr. Buckley’s and Mr. Alexander’s employment agreements, see “Potential Payments Upon Termination or Change in Control” below).

Mr. Morgan’s employment agreement, as amended, contains the following principal terms:

•	a current term extending through December 31, 2020;

•	an annual base salary of $300,000;

•	an annual target bonus of 100% of base salary; and

•	the payment, subject to specified qualifications and conditions, of a series of benefits upon specified terminations of employment without cause on or prior to December 31, 2020 (for a more detailed description of the severance benefits contained in Mr. Morgan’s employment agreement, see “Potential Payments Upon Termination or Change in Control” below).

Grants of Plan-Based Awards

The following table provides information regarding plan-based awards granted to Actua’s executive officers in 2016:

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: # of Shares of Stock or Units (#)	All Other Option Awards: # of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (2)	Maximum (#) (3)
Walter W. Buckley, III	3/3/2016	$0	$0	$787,497	0	93,306	93,306	—	—	—	$787,503
R. Kirk Morgan	3/3/2016	$0	$0	$300,000	0	35,545	35,545	—	—	—	$300,000
Doug Alexander	3/3/2016	$0	$0	$787,497	0	93,306	93,306	—	—	—	$787,503

(1)	All of the grants made to executive officers in 2016 under non-equity incentive plans were made under Actua’s 2016 performance plan, which is described in “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Stock Bonuses” above. No cash amounts were paid to Mr. Buckley, Alexander or Morgan under the 2016 performance plan, since achievement under the plan (that is, the Achievement Percentage) was 60% of target, and cash amounts would have been paid only to the extent that the Achievement Percentage exceeded 100% of target.
(2)	The amounts shown in this column represent the number of shares of Performance Plan Restricted Stock granted to each executive officer in connection with Actua’s 2016 performance plan that would vest if the Achievement Percentage under the plan were 100% or greater. See “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Stock Bonuses” above and footnote (3) below.
(3)	The amounts shown in this column represent the number of shares of Performance Plan Restricted Stock granted to each executive officer in connection with Actua’s 2016 performance plan, which is described in “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Stock Bonuses” above. Under the plan, each executive officer received shares of Performance Plan Restricted Stock with a grant date fair value of 100% of the executive officer’s target bonus (that is, the number of shares of Performance Plan Restricted Stock that would vest if the Achievement Percentage under the plan were 100%). Of these shares, 60% (55,984 for each of Messrs. Buckley and Alexander, and 21,327 for Mr. Morgan) vested on March 3, 2017 as a result of Actua’s 60% achievement under the 2016 performance plan.
(4)	The amounts shown in this column represent the grant date fair value, as calculated in accordance with Topic 718, of the Performance Plan Restricted Stock granted to each executive officer on March 3, 2016.

Option Exercises and Stock Vested

The following table provides information regarding SARs exercised by Actua’s executive officers during 2016, as well as restricted stock held by Actua’s executive officers that vested during 2016:

Name	SAR/Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Walter W. Buckley, III	—	—	132,749	$1,059,337
R. Kirk Morgan	37,500	$208,125	42,982	$346,667
Doug Alexander	—	—	132,749	$1,059,337

(1)	The amount shown for Mr. Morgan reflects the amount by which the NASDAQ closing price of the Actua Common Stock underlying the SARs exercised by Mr. Morgan in 2016 exceeds the exercise price of those SARs.
(2)	The amounts shown in this column reflect the total number of shares of restricted stock held by each executive officer that vested in 2016 multiplied by the NASDAQ closing price of Actua Common Stock on the trading day immediately prior to the applicable vesting date.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of Actua’s executive officers as of December 31, 2016:

Name	Option/SAR Awards						Stock Awards
	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable		Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options/ SARs (#)	Option/ SAR Exercise Price ($)	Option/SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Walter W. Buckley, III (6)	—		—	—	—	—	—	—	375,000	(4)	$5,250,000
	—		—	—	—	—	187,500	$2,625,000	—		—
	—		—	—	—	—	—	—	93,306	(5)	$1,306,284
R. Kirk Morgan (6)	37,500	(1)	—	—	$12.15	6/17/2021	—	—	—		—
	—		—	—	—	—	50,000	$700,000	—		—
	—		—	—	—	—	—	—	100,000	(4)	$1,400,000
	—		—	—	—	—	—	—	35,545	(5)	$497,630
Doug Alexander (6)	—		—	—	—	—	—	—	375,000	(4)	$5,250,000
	—		—	—	—	—	187,500	$2,625,000	—		—
	—		—	—	—	—	—	—	93,306	(5)	$1,306,284

(1)	The amount shown represents SARs that were granted to Mr. Morgan on June 17, 2011.
(2)	The amount shown for the applicable executive officer represents the number of unvested 2014 Long-Term Grant shares subject to time-based vesting granted to that executive officer on February 28, 2014 (187,500 of each of Mr. Buckley’s and Mr. Alexander’s shares, and 50,000 of Mr. Morgan’s shares, had vested as of December 31, 2016; 93,750 of each of Mr. Buckley’s and Mr. Alexander’s shares, and 25,000 of Mr. Morgan’s shares, vested/will vest in each of February 2017 and February 2018).
(3)	The amounts shown reflect the applicable number of unvested shares multiplied by the closing price of Actua’s Common Stock on December 31, 2016 ($14.00).
(4)	The amount shown for the applicable executive officer represents the number of 2014 Long-Term Grant shares subject to market-based vesting that were granted to that executive officer on February 28, 2014; those shares are subject to the vesting provisions described in “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Long-Term Equity Grants” above.
(5)	The amount shown for the applicable executive officer represents shares of Performance Plan Restricted Stock granted to that executive officer in connection with Actua’s 2016 performance plan, which is described in “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Stock Bonuses” above; 60% of these shares (55,984 for each of Messrs. Buckley and Alexander, and 21,327 for Mr. Morgan) vested on March 3, 2017 as a result of Actua’s achievement under the plan (and the remaining shares were forfeited).
(6)	In addition to the SAR and restricted stock awards set forth in this table, each executive officer was allocated, under Actua’s carried interest program, a percentage of the carried interest in two partnerships established by Actua in 2008 and 2009, respectively. Actua’s carried interest program and the carried interest held by the executive officers are described in “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Carried Interest Program” above.

Equity Compensation Plan Information

The following table sets forth information regarding the status of Actua’s equity compensation plans as of December 31, 2016:

Plan Category/Name	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise/base price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding outstanding options, warrants and rights)
Equity compensation plans approved by security holders (2):
Sixth Amended and Restated 2005 Omnibus Equity Compensation Plan	307,764	$11.28	2,016,935

Total	307,764	$11.28	2,016,935

(1)	In addition to the SARs and options included in this column, as of December 31, 2016, there were 2,644,030 shares of restricted Actua Common Stock and 579,512 DSUs outstanding.
(2)	Actua does not, and did not as of December 31, 2016, have any equity plans that were not approved by its stockholders.

Potential Payments Upon Termination or Change in Control

Walter W. Buckley, III and Doug Alexander

Under the terms of their respective employment agreements and the restricted share agreements governing their 2014 Long-Term Grants, each of Mr. Buckley and Mr. Alexander is entitled to receive certain benefits in the event that:

•	an Actua change of control occurs;

•	his employment is terminated without cause (including in connection with an Actua change of control); or

•	he resigns for good reason (including in connection with an Actua change of control).

Mr. Buckley’s employment agreement defines “cause” as a determination by the Board that Mr. Buckley:

•	has been convicted of, or pled nolo contendere to, a felony;

•	intentionally and continually refuses to perform any reasonable and lawful directive of the Board for a period of at least 30 days following notice from the Board of a failure to perform that directive; or

•	has breached, and continues to breach following 30 days’ notice from the Board of that breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Mr. Alexander’s employment agreement defines “cause” as a determination by the Board that Mr. Alexander:

•	has been convicted of, or pled nolo contendere to, a felony;

•	intentionally and continually refuses to perform any reasonable and lawful directive of Actua’s CEO for a period of at least 30 days following notice from the CEO of a failure to perform that directive; or

•	has breached, and continues to breach following 30 days’ notice from the CEO of that breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Each of Mr. Buckley’s and Mr. Alexander’s employment agreements defines “good reason,” absent a change of control, as the occurrence of any of the following events or conditions (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of any of those events or conditions, that any of those events or conditions exist:

•	any material diminution in his base annual salary, other than generally applicable reductions in management salaries of less than 20%;

•	any material diminution of his responsibilities;

•	any material diminution in his reporting relationship;

•	any material breach by Actua of his employment agreement; and

•	Actua’s non-renewal of the employment agreement in accordance with its terms.

Each of Mr. Buckley’s and Mr. Alexander’s employment agreements defines “change of control” as the occurrence of any of the following:

•	any person or entity that is not a majority-owned subsidiary of Actua and is not a parent of Actua that is subject to majority voting control by Actua’s stockholders (each, a “Non-Actua Entity”) becoming the beneficial owner of a majority of the voting power of Actua’s outstanding securities;

•	the successful completion of a tender offer or exchange offer for a majority of the voting power of Actua’s then-outstanding securities;

•	the consummation of (1) a merger, consolidation or reorganization of Actua following which Actua’s stockholders prior to the transaction cease to own more than 50% of Actua’s voting shares, (2) a sale or disposition of all or substantially all of Actua’s assets to a Non-Actua Entity or (3) a liquidation or dissolution of Actua; and

•	the majority of the members of the Board as of the effective date of the agreement (or directors approved by that majority) ceasing to be members of the Board.

Actua’s Omnibus Equity Plan defines “change of control” as the occurrence of any of the following:

•	any person or entity acquiring beneficial ownership of a majority of the voting power of Actua’s outstanding securities, except where the acquisition is approved by the Board; and

•	the consummation of (1) a merger or consolidation of Actua following which Actua’s stockholders prior to the transaction cease to own more than 50% of Actua’s voting shares, (2) a sale or disposition of all or substantially all of Actua’s assets or (3) a liquidation or dissolution of Actua.

Each of Mr. Buckley’s and Mr. Alexander’s employment agreements defines “good reason after a change of control” as the occurrence of any of the following events or conditions (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of any of those events or conditions, that any of those events or conditions exist:

•	any material diminution in his base salary;

•	any material diminution of his responsibilities;

•	any material diminution in his reporting relationship;

•	any material breach by Actua of his employment agreement;

•	the establishment of a target annual bonus for him that is materially less than that in effect for the preceding year;

•	Actua’s becoming a subsidiary of a corporation that is a Non-Actua Entity, unless the ultimate parent entity of that Non-Actua Entity assumes his employment agreement and appoints him to a position at the ultimate parent entity substantially similar to his position at Actua;

•	Actua’s requiring him to be based at a location that is not within 50 miles of Philadelphia, Pennsylvania; and

•	Actua’s non-renewal of the employment agreement in accordance with its terms.

If Mr. Buckley’s or Mr. Alexander’s employment is terminated by Actua without cause at any time other than during the six-month period before, or the 24-month period following, a change of control, or if Mr. Buckley or Mr. Alexander resigns for good reason at any time other than during the 24-month period following a change of control, he would, under his employment agreement, be entitled to:

•	a lump sum payment within 60 days of his termination date of 1.5 times the sum of his annual base salary plus target bonus;

•	payment, at the same time of payment of bonuses to Actua’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which termination occurs;

•	continuation of medical benefits until the earlier to occur of (1) 18 months after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and

•	outplacement assistance of up to $40,000.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A of the Code (as such may be amended from time to time, “Section 409A”), the lump sum payment would be deferred and paid to the executive in a lump sum six months following his termination.

If either Mr. Buckley’s or Mr. Alexander’s employment is terminated by Actua without cause during the six-month period before, or the 24-month period following, a change of control, or if either executive resigns for good reason during the 24-month period following a change of control, he would, under his employment agreement, be entitled to:

•	a lump sum payment within 60 days of his termination date of two times the sum of his annual base salary plus target bonus;

•	payment, at the same time of payment of bonuses to Actua’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which his termination occurs;

•	automatic vesting of all unvested stock options, SARs and restricted stock granted to him under Actua’s equity compensation plans;

•	continuation of his medical benefits until the earlier to occur of (1) two years after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and

•	outplacement assistance of up to $40,000.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A, the lump sum payment would be deferred and paid to the executive in a lump sum six months following his termination. The first 18 months of the medical benefits referenced in the fourth bullet point of the previous paragraph, if payable, would be paid on a monthly basis, and the last six months of those medical payments, if payable, would be paid in a lump sum within 30 days of the end of the 18-month period following the executive’s termination.

In addition to the change of control-related benefits that Messrs. Buckley and Alexander are entitled to receive under the terms of their respective employment agreements, if a change of control (as defined in Actua’s Omnibus Equity Plan) occurs prior to February 28, 2018, and, in connection with that change of control, Mr. Buckley’s or Mr. Alexander’s employment is terminated by Actua without cause, or if Mr. Buckley or Mr. Alexander resigns for good reason (in each case, as defined in their respective employment agreements), the unvested portion, if any, of the 750,000 2014 Long-Term Grant shares that were granted to Messrs. Buckley and Alexander, as applicable, in February 2014 would automatically vest.

The benefits outlined above for Mr. Buckley and Mr. Alexander are expressly contingent upon the relevant executive executing and not revoking or breaching a general release, as well as that executive’s continued adherence to the non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Under their employment agreements, each of Mr. Buckley and Mr. Alexander would be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation without good reason. Following a termination of his employment without cause or his resignation for good reason, each executive would be permitted to exercise his vested stock options and SARs for a period ending on the earliest of:

•	24 months after the termination of his employment;

•	12 months after the price of Actua’s Common Stock is maintained at a minimum closing price of $20 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events; and

•	the expiration of the term of the applicable stock options or SARs.

Each of Mr. Buckley and Mr. Alexander (or their respective estates, if applicable) would be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability (but in no event following the expiration of the term of the applicable stock options or SARs). Neither executive would be permitted to exercise any of his stock options or SARs following his termination for cause.

R. Kirk Morgan

Under his employment agreement and the restricted share agreement governing his 2014 Long-Term Grant, Mr. Morgan would be entitled to receive certain benefits if:

•	his employment is terminated by Actua without cause (including in connection with an Actua change of control); or

•	he resigns his employment for good reason (including in connection with an Actua change of control).

Mr. Morgan’s employment agreement defines “cause” as any finding by the Compensation Committee that Mr. Morgan:

•	has breached his employment, service, non-competition, non-solicitation or other similar contract with Actua;

•	has been engaged in disloyalty to Actua, including, without limitation, fraud, embezzlement, theft, commission of a felony or dishonesty, in the course of his employment or service;

•	has disclosed trade secrets or confidential information of Actua to a party not entitled to receive that information; or

•	has entered into competition with Actua.

Mr. Morgan’s February 2014 Long-Term Grant restricted share agreement defines “good reason” as:

•	any material diminution in Mr. Morgan’s authority, duties or responsibilities;

•	any change in Mr. Morgan’s reporting relationship;

•	any material diminution in Mr. Morgan’s base salary and/or target bonus; and/or

•	any relocation of Actua’s office to a location more than 50 miles away from the existing location.

If Mr. Morgan’s employment is terminated by Actua without cause on or prior to December 31, 2020, he would be entitled to the following benefits:

•	payment, following his termination, of a lump sum amount equal to 12 months of his base salary plus target bonus at the rate existing at termination of his employment;

•	payment, at the same time as other employees, of a prorated bonus for service through his termination date based on individual performance and company performance for that period as determined by the Board;

•	continuation of medical and dental insurance until the earlier to occur of (1) 12 months after termination of his employment and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan;

•	provision of executive outplacement services until the earlier to occur of (1) 12 months after termination of his employment and (2) his employment with a subsequent employer; and

•	a recommendation to the Compensation Committee that the exercise period of his vested option and SAR awards be extended, subject to the limitations of Section 409A, to the earlier to occur of (1) 24 months after termination of his employment and (2) 12 months after the price of Actua’s Common Stock is maintained at a minimum closing price of $30 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Morgan to taxation under Section 409A, the lump sum payment would be deferred and paid to Mr. Morgan in a lump sum six months following his termination.

Additionally, under his employment agreement, in the event of any involuntary termination of Mr. Morgan’s employment upon a change in control of Actua, Mr. Morgan would receive:

•	automatic vesting of all of his unvested equity awards; and

•	subject to the limitations of Section 409A, an extension of the term to exercise any option or SAR award to the remaining term of the award.

In addition to the termination benefits that Mr. Morgan is entitled to receive under the terms of his employment agreement, if a change of control (as defined in Actua’s Omnibus Equity Plan) occurs prior to February 28, 2018, and, in connection with that change of control, either Mr. Morgan’s employment is terminated by Actua without cause or Mr. Morgan resigns for good reason, the unvested portion of the 2014 Long-Term Grant shares that were granted to Mr. Morgan in February 2014 would automatically vest.

Mr. Morgan would be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation. Following his termination without cause absent a change in control, Mr. Morgan would, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the earliest of:

•	24 months after the termination of his employment;

•	12 months after the price of Actua’s Common Stock is maintained at a minimum closing price of $30 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events; and

•	the expiration of the term of the applicable stock options or SARs.

Following the termination of his employment by Actua without cause following a change in control, Mr. Morgan would, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the expiration of the remaining grant term. Mr. Morgan (or his estate, if applicable) would be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination of his employment due to his death or disability (but in no event beyond the expiration of the term of the applicable stock options or SARs). Mr. Morgan would not be permitted to exercise any of his stock options or SARs following a termination of his employment for cause.

The benefits outlined above are expressly contingent upon Mr. Morgan executing and not rescinding or breaching a general release and restrictive covenant agreement in a form acceptable to Actua.

In addition to the benefits to which Actua’s executive officers may be entitled by virtue of an Actua change of control and/or a termination of their respective employment with Actua, Messrs. Buckley, Morgan and Alexander may be entitled to receive, through Actua’s carried interest program, certain payments in connection with a sale or other liquidity event involving Bolt. A description of those payments is contained in “Compensation Discussion and Analysis–Elements of Actua’s Compensation Program–Carried Interest Program” above.

Summary of Potential Payments to Executive Officers

The following table contains information regarding the payments and benefits to which Actua’s executive officers would be entitled upon the occurrence of the circumstances set forth in the leftmost column of the table:

Name/Circumstances	Cash Severance	Bonus	Medical Continuation	Outplacement Services	Value of Accelerated Equity and Performance Awards
Walter W. Buckley, III
Change of Control	$0	$0	$0	$0	$0
Termination Without Cause or for Good Reason Absent a Change in Control	$1,856,250	$787,500	$40,205	$40,000	$0
Termination Without Cause or for Good Reason in Connection with a Change in Control	$2,475,000	$787,500	$50,273	$40,000	$9,181,284
R. Kirk Morgan
Change of Control	$0	$0	$0	$0	$0
Termination Without Cause Absent a Change in Control	$600,000	$300,000	$25,136	$40,000	$0
Termination Without Cause in Connection with a Change in Control	$600,000	$300,000	$25,136	$40,000	$2,597,630
Termination for Good Reason in Connection with a Change in Control	$0	$0	$0	$0	$2,597,630
Doug Alexander
Change of Control	$0	$0	$0	$0	$0
Termination Without Cause or for Good Reason Absent a Change in Control	$1,856,250	$787,500	$40,205	$40,000	$0
Termination Without Cause or for Good Reason in Connection with a Change in Control	$2,475,000	$787,500	$50,273	$40,000	$9,181,284

The table above has been prepared based upon the following assumptions:

•	the change of control and termination of each executive officer, as applicable, occurred on December 31, 2016 (at which time the closing price of Actua’s Common Stock was $14.00 per share);

•	each executive officer received 100% of his target bonus for 2016 (60% was the actual achievement percentage, and approximately 96% was the effective payout percentage, for each of Messrs. Buckley, Morgan and Alexander);

•	none of the executive officers will be eligible to participate in either a new employer’s or a spouse’s employer’s medical or dental plan prior to December 31, 2018;

•	the cost to Actua of providing medical continuation benefits to each executive officer will be the same in 2018 as it is in 2017;

•	the cost to Actua of providing outplacement services to each executive officer will be $40,000 (the maximum allowable for Messrs. Buckley and Alexander); and

•	none of the executive officers had any accrued vacation time as of December 31, 2016.

ADVISORY VOTE REGARDING

EXECUTIVE OFFICER COMPENSATION

(ITEM 3)

In accordance with the Dodd-Frank Act, Actua’s stockholders are being asked to vote their support, on an advisory basis, for Actua’s executive officer compensation, as described in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement. The vote, commonly known as a “say-on-pay” vote, is not intended to address any specific item of compensation but rather the overall compensation of Actua’s executive officers and the philosophy, policies and practices described in this proxy statement. Consistent with the preferences of a majority of Actua’s stockholders, as reflected in an advisory vote held at Actua’s 2011 Annual Meeting of Stockholders, Actua presently conducts a say-on-pay vote every year and, accordingly, expects to hold its next say-on-pay vote at its 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”).

As noted above, the say-on-pay vote is advisory and, therefore, is not binding on Actua, the Compensation Committee or the Board. The Board and the Compensation Committee value the opinions of Actua’s stockholders. In the event that there is any significant vote against the executive officer compensation as described in this proxy statement, Actua will consult with stockholders and consider stockholders’ concerns, and the Compensation Committee and/or the Board will evaluate whether any actions are necessary to address those concerns. As described in “Compensation Discussion and Analysis–2015 ‘Say on Pay’ Results” above, constructive dialogue with, and feedback from, its stockholders contributed significantly to Actua addressing some of the concerns that led to the company’s failed say on pay vote in 2015. For example, feedback received from stockholders in 2015 and early 2016 contributed to the Compensation Committee’s decisions to:

•	reaffirm both in 2016 and 2017 that it will not make any equity incentive grants (other than annual stock-based bonuses) to Actua’s executive officers prior to 2018;

•	abandon large, multi-year equity grants in favor of smaller, more-frequent (possible annual) grants beginning in 2018; and

•	reconfigure (and more regularly update) Actua’s compensation peer group.

As described in detail in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee designs its executive compensation program to:

•	provide competitive compensation to attract, retain and motivate exceptional executives; and

•	align the collective interests of Actua’s executives with the interests of Actua’s stockholders by tying compensation to the creation of long-term stockholder value and the attainment of appropriate short-term and long-term financial, strategic, operational and value creation objectives.

The Compensation Committee also espouses a pay-for-performance philosophy and seeks to place a substantial percentage of executive officers’ total compensation at risk, with upside potential for strong performance and downside exposure for underperformance or excessive risk-taking. The Compensation Committee reviews executive compensation annually to ensure that it continues to be tailored to achieve the committee’s desired goals.

In 2016, the primary components of Actua’s executive compensation program were cash salaries, stock bonuses (subject to vesting based upon the achievement of specific business goals and outcomes) and long-term equity awards (the 2014 Long-Term Grants) (with half of the awards subject to time-based vesting, and the other half subject to vesting based upon Actua’s Common Stock price meeting or exceeding specified targets). The Board believes that each of these components furthered the interests of Actua’s stockholders and adhered to the Compensation Committee’s stated goals and pay-for-performance philosophy, as follows:

•	the 2016 cash salaries of Actua’s executive officers provided relatively competitive base compensation (Mr. Buckley’s and Mr. Alexander’s base salaries have not increased since 2007; Mr. Morgan’s base salary has not increased since 2012);

•	the somewhat mixed operational performance of Actua’s businesses resulted in a 50% achievement percentage of the quantitative portion of each executive officer’s annual performance bonus;

•	the successful execution of the GovDelivery sale and the Dutch auction tender offer (and the related increase in Actua’s share price) resulted in a 100% achievement of the qualitative portion of each executive officer’s annual performance bonus, for an overall Achievement Percentage of 60% under the 2016 performance plan;

•	the increase in Actua’s Common Stock price from $8.44 (at the time the shares underlying the annual bonuses were granted) to $13.45 (at the time those shares vested following the determination of the achievement percentage) resulted in an increase in the effective payout under the 2016 performance plan from 60% to approximately 96%; and

•	the rebound in the per share market price of each executive officer’s long-term equity grants from $7.98 on February 29, 2016 (the second annual vesting date) to $13.80 on February 28, 2017 (the third annual vesting date) resulted in an increase in the value delivered to/realized by Actua’s executives through the portion of the grants that vested in early 2017.

Although it has become unlikely that the market-based portion of the 2014 Long-Term Grants will vest, thereby reducing the expected potential upside value of the grants to Actua’s executive officers, the Compensation Committee believes that the remaining elements of Actua’s executive compensation program (competitive base salaries, stock bonuses and the time-based portion of the 2014 Long-Term Grants), along with the significant amount of Actua stock held by the executive officers (a portion of which is required to be held by the executives under Actua’s stock ownership guidelines), will continue to provide sufficient retentive value and economic incentive for Actua’s executive officers through 2017.

Actua’s stockholders are encouraged to read the “Compensation Discussion and Analysis” and “Executive Compensation” sections of this proxy statement, as well as the compensation tables contained therein, in order to better understand the compensation of Actua’s executive officers and the philosophy, policies and practices that the Compensation Committee uses to determine that compensation.

Actua’s stockholders are asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the compensation of Actua’s named executive officers as disclosed in the “Compensation Discussion and Analysis” and “Executive Compensation” sections of the proxy statement, including the compensation tables contained therein.”

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation of Actua’s executive officers, as such is described in “Compensation Discussion and Analysis” and “Executive Compensation” above.

ADVISORY VOTE REGARDING

FREQUENCY OF EXECUTIVE OFFICER

COMPENSATION ADVISORY VOTE

(ITEM 4)

In accordance with the Dodd-Frank Act, Actua’s stockholders are being asked, on an advisory basis, whether future advisory votes regarding the compensation of Actua’s executive officers (the say-on-pay vote under Item 3 above) should take place every year, every two years, or every three years. The company has held say-on-pay votes every year beginning in 2011.

Although Actua’s executive compensation program is designed to promote a long-term connection between pay and performance, the Board and the Compensation Committee recognize that Actua makes compensation disclosures annually and that holding an annual advisory vote on executive compensation allows Actua’s stockholders to provide more direct and immediate feedback on those disclosures. The Compensation Committee believes strongly that an annual advisory vote on executive compensation is consistent with its commitment to seeking input and engaging in dialogue regularly with stockholders regarding Actua’s executive compensation philosophy, policies and practices.

The frequency vote (one year, two years, three years or abstain) is advisory and, therefore, is not binding on Actua, the Compensation Committee or the Board. However, the Compensation Committee and/or the Board will give the outcome of the frequency vote significant weight when setting the frequency of future advisory votes with respect to executive compensation.

Actua’s stockholders are asked to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, the frequency of every one year for the solicitation of advisory stockholder approval of the compensation paid to Actua’s named executive officers.”

The Board of Directors recommends a vote, on an advisory basis, FOR future advisory votes regarding the compensation of Actua’s executive officers to be held every year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

Summary Beneficial Ownership Table

The following table contains information relating to shares of Actua Common Stock beneficially owned by:

•	each person or group that is known to Actua to be the beneficial owner of more than 5% of its outstanding Common Stock;

•	each Actua director (including each director nominee) and executive officer; and

•	all Actua directors and executive officers as a group.

Unless otherwise specified, (1) the information in the following table is as of February 1, 2017, and (2) the address of each person listed below is c/o Actua Corporation, attention Secretary, 555 East Lancaster Avenue, Suite 640, Radnor, Pennsylvania 19087.

Name of 5% Beneficial Owner, Director or Executive Officer	Options, Warrants and SARs Exercisable Within 60 Days	DSUs (1)	Number of Shares Beneficially Owned, Including Options, Warrants, SARs Exercisable Within 60 Days and DSUs	Percent of Voting Shares Outstanding (2)
David J. Adelman	25,000	26,211	128,308	*
Doug Alexander	0	0	1,364,544	4.1%
David J. Berkman	0	103,784	172,742	*
Walter W. Buckley, III (3)	0	0	1,340,637	4.0%
Thomas A. Decker	0	67,760	128,850	*
David K. Downes	0	67,598	128,162	*
H. Richard Haverstick, Jr.	0	0	48,149	*
Michael J. Hagan	0	79,176	94,918	*
Peter K. Miller	25,000	55,996	107,669	*
R. Kirk Morgan	37,500	0	245,052	*
Philip J. Ringo	0	131,849	162,934	*
All directors and executive officers as a group (11 individuals)	87,500	532,374	3,921,965	10.2%
BlackRock, Inc. (4) (5)	0	0	2,615,055	7.9%
Capital World Investors (4) (6)	0	0	2,602,000	7.8%
Dimensional Fund Advisors LP (4) (7)	0	0	2,390,957	7.2%
FMR LLC (4) (8)	0	0	5,921,628	17.9%
The Vanguard Group, Inc. (4) (9)	0	0	2,742,065	8.3%

*	Represents less than 1% of the outstanding shares of Common Stock of Actua.
(1)	Includes shares of Common Stock underlying DSUs issued under Actua’s Non-Management Director Compensation Plan in connection with the director’s service on the Board and its committees. Since directors do not have any voting or dispositive power with respect to the shares of Common Stock underlying the DSUs they hold, the DSUs are not included in the “Percent of Shares Outstanding” figures in the table.
(2)	Percentages are based on 33,171,703 shares of Actua Common Stock outstanding and eligible to vote as of April 21, 2017.
(3)	Includes 25,000 shares of Common Stock held by two trusts for the benefit of members of Mr. Buckley’s immediate family (with each trust holding 12,500 shares of Common Stock), as to which Mr. Buckley disclaims beneficial ownership.

(4)	Ownership information is as of December 31, 2016, based on a Schedule 13G (or an amendment thereto) filed with the SEC.
(5)	Includes shares held by the following subsidiaries of BlackRock, Inc. (“BlackRock”): BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited and BlackRock Investment Management, LLC. BlackRock’s address is 55 East 52nd Street, New York, NY 10055.
(6)	Includes shares held by various investment companies under the Investment Company Act of 1940, as amended (the “Investment Act”), for which Capital World Investors /Capital Research and Management Company (“CW”) serves as investment adviser (including shares held by SMALLCAP World Fund, Inc., which, according to the Schedule 13G filed by CW on February 13, 2017, represent more than 5% of the outstanding shares of Actua’s Common Stock). The address of CW is 333 South Hope Street, Los Angeles, CA 90071.
(7)	Includes shares held by (a) four separate investment companies under the Investment Act for which Dimensional Fund Advisors LP (“Dimensional”) provides investment advice and (b) certain other commingled funds, group trusts and separate accounts for which Dimensional serves as investment manager or sub-adviser. Dimensional disclaims beneficial ownership of all such shares. Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(8)	Includes shares held by various investment companies registered under the Investment Act for which Fidelity Management & Research Company (“Fidelity Management”) serves as investment adviser. The address of each of FMR LLC and Fidelity Management is 245 Summer Street, Boston, MA 02210.
(9)	Includes shares held by a number of (a) collective trust accounts for which Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. (“Vanguard”), serves as investment manager and (b) Australian investment offerings for which Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, serves as investment manager. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

Actua is not aware of any related person transaction that it would be required to report in this proxy statement under Item 404(a) of Regulation S-K promulgated by the SEC (“Item 404(a)”).

Policy for Review and Approval of Related Person Transactions

Actua has a written policy governing the review, approval/ratification and disclosure of transactions that it is required to report under Item 404(a). The policy allows Actua to enter into such a transaction only when the transaction has been approved or ratified by the Board or the Nominating and Governance Committee, based upon a determination that it is in (or not inconsistent with) the best interests of Actua and its stockholders. In making that determination, the Board or the Nominating and Governance Committee is required to consider the following factors:

•	the terms of the transaction and the benefits expected to be derived by Actua from the transaction;

•	the extent of the Actua related person’s interest in the transaction;

•	whether the transaction is on terms no less favorable than those generally available to unaffiliated third parties under similar circumstances;

•	whether the terms of the transaction or products or services involved in the transaction are readily available to Actua from alternative sources; and

•	the impact, if any, of the transaction on the independence of a director of Actua.

Actua’s policy does not require Nominating and Governance Committee approval or ratification of transactions between Actua’s related persons and its subsidiary companies that are not wholly-owned or wholly-controlled. However, Actua identifies and discloses all such transactions to the extent required by applicable SEC and NASDAQ requirements.

In addition to its related person transactions policy, Actua’s Corporate Code of Conduct contains detailed guidelines for officers, directors and employees relating to the appropriate handling of both actual and potential conflicts of interest.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require Actua to disclose late filings of stock transaction reports by its executive officers and directors and by beneficial owners of more than 10% of Actua’s Common Stock. Based solely on a review of reports filed by Actua on behalf of its executive officers, directors and 10% beneficial owners, as well as written representations from them that no other reports were required, all applicable Section 16(a) filing requirements have been met for 2016.

Submission of Stockholder Proposals and Director Nominations for 2018 Annual Meeting of Stockholders

Under the rules of the SEC set forth in Rule 14a-8 of the Exchange Act relating to stockholder proposals (the “Stockholder Proposal Rules”), some stockholder proposals may be eligible for inclusion in Actua’s 2018 proxy statement. The Stockholder Proposal Rules set forth the criteria that must be met for a stockholder proposal to be included in a proxy statement. Under the Stockholder Proposal Rules, any stockholder wishing to have a proposal included in Actua’s proxy statement for the 2018 Annual Meeting must submit the proposal so that Actua’s corporate Secretary receives it no later than January 2, 2018. However, in the event that the 2018 Annual Meeting is held prior to May 17, 2018 or later than July 16, 2018, Actua will disclose the new deadline by which stockholder proposals must be received under Part II, Item 5 of its earliest practicable Quarterly Report on Form 10-Q or, if impracticable, by another means reasonably calculated to inform stockholders.

The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board. If a stockholder intends to present a proposal at the 2018 Annual Meeting without inclusion of that proposal in Actua’s proxy materials, and written notice of the proposal is not received by Actua’s corporate Secretary by March 18, 2018 (the date that is 45 days before the one year anniversary on which Actua first sent its proxy materials for this Annual Meeting), or if Actua meets other requirements of the applicable SEC rules, the proxies solicited by the Board for use at the 2018 Annual Meeting will confer discretionary authority to vote on the proposal should it be raised at the 2018 Annual Meeting.

Under Actua’s By-Laws, stockholders must, subject to the Stockholder Proposal Rules, follow certain procedures in order to nominate a potential director or to introduce a proposal at an annual meeting. Subject to the Stockholder Proposal Rules, a stockholder wishing to make a nomination for election to the Board or to have a proposal presented at the 2018 Annual Meeting must submit written notice of such nomination or proposal so that the Secretary of Actua receives it no earlier than February 17, 2018 and no later than March 18, 2018. However, in the event that the 2018 Annual Meeting is held prior to May 27, 2018 or later than August 25, 2018, any nomination or other proposal must be received no earlier than 120 days prior to the 2018 Annual Meeting and no later than the close of business on the later of 90 days prior to the 2018 Annual Meeting and the 10th day following the date on which public announcement of the date of the 2018 Annual Meeting is first made. The By-Laws also set forth certain informational requirements for stockholders’ nominations of directors and other proposals. Subject to the Stockholder Proposal Rules, stockholder director nominee proposals must include:

•	the recommending stockholder’s name, address, telephone number and the number of shares of Actua’s stock beneficially owned by that individual or entity; and

•	the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.

Other stockholder proposals must include:

•	the proposing stockholder’s name, address, telephone number and the number of shares of Actua’s stock beneficially owned by that individual or entity; and

•	a description of the proposal, the reasons for the proposal and any material interest of the proposing stockholder in the proposal.

Communicating with Actua

Stockholders may communicate with Actua by sending correspondence to Actua’s corporate Secretary at the following address:

Actua Corporation

555 Lancaster Avenue, Suite 640

Radnor, Pennsylvania 19087

Attention: Secretary

Householding

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy materials. This means that only one copy of the Materials Notice, proxy statement and/or annual report may have been sent to multiple stockholders in your household. Actua will promptly deliver a separate copy of those materials to you if you request one by writing, calling or e-mailing our Investor Relations group at Actua Corporation, 555 East Lancaster Avenue, Suite 640, Radnor, Pennsylvania 19087 (telephone – 610.727.6900; e-mail – ir@actua.com). If you want to receive separate copies of those materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact Actua at the above address and phone number.

Other Business

Actua is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent as recommended by the Board.

By Order of the Board of Directors

Suzanne L. Niemeyer

Secretary

April 28, 2017

  ACTUA CORPORATION

  555 E. LANCASTER AVENUE

  SUITE 640

  RADNOR, PA 19087

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on June 15, 2017. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on June 15, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Actua Corporation Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E26762-P91140	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ACTUA CORPORATION

Vote on Directors

1.	Election of Directors		For	Against	Abstain

	1a.	Walter W. Buckley, III	☐	☐	☐

	1b.	Michael J. Hagan	☐	☐	☐

	1c.	Philip J. Ringo	☐	☐	☐

Once Every:
Vote on Proposals			For	Against	Abstain			1 Year	2 Years	3 Years	Abstain

2.	Ratification of KPMG LLP as Actua’s independent registered public accountant for the year ending December 31, 2017.		☐	☐	☐	4.	Approval, on an advisory basis, of the frequency of advisory votes regarding the compensation of Actua’s named executive officers.	☐	☐	☐	☐
3.	Approval, on an advisory basis, of the compensation of Actua’s named executive officers.		☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN ITEM 1, “FOR” ITEMS 2 AND 3, AND FOR “ONCE EVERY YEAR” IN ITEM 4.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted “FOR” each nominee listed in Item 1, “FOR” Items 2 and 3, and for “ONCE EVERY YEAR” in Item 4.

For address changes and/or comments, please check this box and write them on the back where indicated.					☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give your full title as such. Joint owners should each sign personally. All holders must sign. If a signer is a corporation or partnership, please sign in full corporate or partnership name by a duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E26763-P91140

ACTUA CORPORATION

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

June 16, 2017

THIS PROXY IS SOLICITED ON BEHALF OF ACTUA’S BOARD OF DIRECTORS

Each undersigned stockholder hereby appoints R. Kirk Morgan and Suzanne L. Niemeyer, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Actua that such stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. ET on June 16, 2017, at the Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania 19087, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY EACH UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN ITEM 1 ON THE REVERSE SIDE, “FOR” ITEMS 2 AND 3 ON THE REVERSE SIDE, AND FOR “ONCE EVERY YEAR” IN ITEM 4 ON THE REVERSE SIDE.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark the corresponding box on the reverse side.)

TO BE SIGNED ON REVERSE SIDE

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